Exhibit 10.24

Basic Lease Information

14501 Princeton Avenue, Moorpark, CA

The following is a summary of lease information that is referred to in the Lease (as defined below).  To the extent there is any conflict between the provisions of this summary and any more specific provision of the Lease, such more specific provision shall control.

LEASE EFFECTIVE DATE:	March 28, 2018

LANDLORD:	PRINCETON AVENUE HOLDINGS, LLC, a California limited liability company

ADDRESS OF LANDLORD:	c/o Nearon Enterprises 101 Ygnacio Valley Road Suite 450 Walnut Creek, CA 94596 With a copy to: CBRE 8521 Fallbrook Avenue, Suite 150 West Hills, CA 91304 Attn: Property Manager

TENANT:	AEROVIRONMENT, INC., a Delaware corporation

ADDRESS OF TENANT:	At the Premises With a copy to: AeroVironment, Inc. 900 Innovators Way Simi Valley, CA 93065 Attn: General Counsel

GUARANTOR:	None

PREMISES:	Suite 200, as depicted on Exhibit A-2 attached hereto, containing approximately 94,280 square feet of floor area.

BUILDING:	14501 Princeton Avenue, Moorpark, CA 93021

TERM:	Approximately sixty three (63) months, commencing on the Commencement Date, subject to extension in accordance with the Extension Option for one (1) thirty six (36) month period.

COMMENCEMENT DATE:	Upon the Substantial Completion of Landlord’s Work.

EXPIRATION DATE:	The last day of the calendar month in which the day that is sixty three (63) months after the Commencement Date occurs.

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BASE RENT:

(i)           For the period commencing on the Commencement Date (subject to Paragraph 5(d)) through the day immediately preceding the first day of the calendar month in which the first (1st) annual anniversary of the Commencement Date occurs (the “1-Year Anniversary”);

$70,710.00 (per month); $848,520.00 (per year);

(ii)          For the period commencing on the 1‑Year Anniversary through the day immediately preceding the first day of the calendar month in which the second (2nd) annual anniversary of the Commencement Date occurs (the “2‑Year Anniversary”);

$72,477.75 (per month); $869,733.00 (per year);

(iii)         For the period commencing on the 2‑Year Anniversary through the day immediately preceding the first day of the calendar month in which the third (3rd) annual anniversary of the Commencement Date occurs (the “3‑Year Anniversary”);

$74,289.69 (per month); $891,476.33 (per year);

(iv)         For the period commencing on the 3‑Year Anniversary through the day immediately preceding the first day of the calendar month in which the fourth (4th) annual anniversary of the Commencement Date occurs (the “4‑Year Anniversary”);

$76,164.94 (per month); $913,763.23 (per year);

(v)          For the period commencing on the 4‑Year Anniversary through the day immediately preceding the first day of the calendar month in which the fifth (5th) annual anniversary of the Commencement Date occurs (the “5‑Year Anniversary”);

$78,050.61 (per month); $936,607.31 (per year);

	(vi) For the period commencing on the 5‑Year Anniversary through the day immediately preceding the last day of the sixty third (63rd) calendar month of the Term	$80,001.87 (per month); $90,022.44 (per year);

PERMITTED USE:

Designing, engineering, testing and manufacturing of unmanned aircraft systems, and other related administrative activities as well as any and all other allowable industrial and/or office uses, subject to Paragraph 6 of the Lease.

TENANT’S PERCENTAGE SHARE:

65.48% (based on a fraction, the numerator of which is the square footage of the Premises (approximately 94,280 square feet), and the denominator of which is the square footage of the Building (approximately 143,973 square feet)).

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SECURITY DEPOSIT:	None.

UNRESERVED PARKING SPACES	A number equal to Tenant’s Percentage Share of parking stalls located in the Common Areas adjacent to the Premises in a location to be agreed by Landlord and Tenant.

LANDLORD’S BROKER:	Lee & Associates LA North Ventura, Inc.

TENANT’S BROKER:	Cresa.

ATTACHMENTS:	Exhibit A-1 Exhibit A-2 Exhibit B Exhibit C Exhibit D Exhibit D-1 Exhibit D-2 Exhibit E Rider No. 1	– – – – – – – –	Site Plan Premises Plan Operating Expenses and Taxes Rules And Regulations Work Letter Base Landlord Work Space Plan Full Scope Space Plan Commencement Letter Early Termination/Extension Option

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TABLE OF CONTENTS

1.	LEASE EFFECTIVE DATE AND PARTIES.	1
2.	PREMISES, COMMON AREAS AND PARKING.	1
3.	TERM.	2
4.	DELIVERY OF POSSESSION.	2
5.	RENT.	3
6.	USE.	5
7.	OPERATING EXPENSES.	6
8.	RULES AND REGULATIONS.	7
9.	ASSIGNMENT AND SUBLETTING.	7
10.	LIABILITY OF LANDLORD.	8
11.	MAINTENANCE AND REPAIRS.	9
12.	SERVICES.	10
13.	ALTERATIONS.	10
14.	INSURANCE, INDEMNIFICATION AND EXCULPATION.	12
15.	DESTRUCTION.	14
16.	ENTRY.	15
17.	EVENTS OF DEFAULT.	15
18.	TERMINATION UPON DEFAULT.	15
19.	CONTINUATION AFTER DEFAULT.	16
20.	OTHER RELIEF.	16
21.	ATTORNEYS’ FEES.	16
22.	NOTICES.	17
23.	EMINENT DOMAIN.	17
24.	LATE CHARGE/RETURNED CHECKS.	18
25.	SECURITY DEPOSIT.	18
26.	SIGNAGE.	18
27.	ESTOPPEL CERTIFICATE.	18
28.	SURRENDER.	18
29.	HOLDING OVER.	19
30.	SUBORDINATION.	19
31.	INABILITY TO PERFORM.	19
32.	MISCELLANEOUS.	19
33.	BROKER.	21
34.	ROOF EQUIPMENT.	21
35.	EARLY TERMINATION.	RIDER NO. 1
36.	EXTENSION OPTION.	RIDER NO. 1

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1.            LEASE EFFECTIVE DATE AND PARTIES.

This Lease (this “Lease”) is dated as of the Lease Effective Date provided in the Basic Lease Information, which shall be the date upon which this Lease is fully executed by each of Landlord and Tenant.  PRIOR TO THE DATE THIS LEASE IS EXECUTED BY LANDLORD AND TENANT, THE TERMS OF THIS LEASE SHALL NOT BE BINDING ON LANDLORD OR TENANT AND, UNTIL SIGNED BY LANDLORD, THIS DOCUMENT SHALL BE CONSTRUED ONLY AS AN OFFER BY TENANT TO LEASE THE PREMISES.  UNTIL SIGNED BY LANDLORD, LANDLORD SHALL HAVE NO OBLIGATION OF ANY KIND TO ANY OF THE PARTIES INVOLVED IN MAKING THIS OFFER TO LEASE THE PREMISES.

This Lease is made and entered into as of the Lease Effective Date provided in the Basic Lease Information by and between Princeton Avenue Holdings, LLC, a California limited liability company (“Landlord”), and AeroVironment, Inc., a Delaware limited liability company (“Tenant”).

2.            PREMISES, COMMON AREAS AND PARKING.

(a)          Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, for the Term (as defined below) and subject to the covenants and conditions hereinafter set forth, to all of which Landlord and Tenant agree, those certain premises (“Premises”) identified in the Basic Lease Information and outlined on Exhibit A-2 attached to this Lease and hereby made a part hereof, and located in the Building identified in the Basic Lease Information.  The Premises, the Building, the Common Areas (defined below), the land upon which the same are located, along with all other buildings and improvements thereon or thereunder, are herein collectively referred to as the “Project” and are depicted on the Site Plan attached as Exhibit A-1 to this Lease and hereby made a part hereof.  Tenant shall have the right to use, in common with others (to the extent not otherwise restricted by this Lease), all areas and facilities inside or outside the Building and/or within the exterior boundary line of the Project that are provided and designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other occupants of the Project, and their respective employees, suppliers, shippers, customers, contractors and invitees, including but not limited to the existing parking areas (to the extent not otherwise restricted by this Lease), loading and unloading areas, trash areas, roadways, sidewalks, walkways, ramps, driveways and landscaped areas (the “Common Areas”).  Landlord may add to, remove and/or eliminate Common Areas from time to time in its sole discretion, provided Tenant’s use of and access to the Premises is not materially adversely affected and Tenant’s parking rights hereunder are not materially diminished.  The exterior walls of the Building and any space in the Premises and the ceiling plenum used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance and repairs, are reserved to Landlord.

(b)          The rentable square footage of the Premises and of the Building has been determined in accordance with BOMA’s Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z.65.1–1996), as modified by Landlord for uniform use in the Building.  Tenant’s Percentage Share has been determined by taking the quotient arrived at by dividing the number of rentable square feet of the Premises provided in the Basic Lease Information by the number of the rentable square feet of the Building determined in accordance with the BOMA Standard, and multiplying said quotient by 100.  Tenant acknowledges that the rentable square footage under the BOMA Standard includes a common area “load factor” added to the usable square footage of the Premises.  The square footage figures contained in this Lease shall be final and binding on the parties.

(c)          So long as no uncured Event of Default (as defined in Paragraph 17 below) has been declared hereunder and subject to the Project Rules (as defined in Paragraph 8), Tenant shall be entitled to the non-exclusive use of a number of automobile parking spaces equal to Tenant’s Percentage Share located in those portions of the Common Areas designated from time to time by Landlord for parking (the "Parking Facility").  Tenant shall not use more parking spaces than said number.  Said parking spaces may be used for parking (provided, overnight parking is expressly precluded) of Tenant’s trucks, trailers and full-size passenger automobiles.  Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.  If Tenant permits or allows any of the prohibited activities described in this Lease or in any Project Rules then in effect, Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord.  Neither Landlord nor any of Landlord’s employees, agents or

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representatives shall have any liability or responsibility to Tenant or any other party parking in the Parking Facility for any loss or damage that may be occasioned by or may arise out of such parking, including, without limitation, loss of property or damage to person or property from any cause whatsoever, other than to the extent arising from the gross negligence or willful misconduct of Landlord.  Tenant, in consideration of the parking privileges hereby conferred on Tenant, waives any and all liabilities against Landlord and any of Landlord’s employees, agents and representative, by reason of occurrences in the Parking Facility and the driveway access and entrances thereto, other than to the extent arising from the gross negligence or willful misconduct of Landlord or any of Landlord’s employees, agents or representatives.  From time to time, Tenant may perform testing activities for unmanned aircraft vehicles and components thereof in the parking lot, but shall not use parking spaces in excess of the amount allocated to Tenant in this Section 2(c).  Tenant shall provide Landlord and other tenants with 2 business days’ prior written notice prior to any testing being performed in the parking lot and will minimize impacts to other tenants due to testing activity, and any such activity shall be subject to reasonable rules and restrictions as may be required by Landlord, which rules and restrictions shall be mutually agreed upon by Landlord and Tenant prior any such testing.

(d)          Landlord shall have the right, in Landlord’s sole discretion, from time to time, to:

(i)           Make changes to the Common Areas, including, without limitation, changes in the location, size, shape and appearance thereof, including but not limited to the driveways entrances, parking spaces, parking areas loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways;

(ii)          Close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(iii)         Designate other land and improvements outside the boundaries of the Project to be a part of the Common Areas, provided that such other land and improvements have a reasonable and functional relationship to the Project;

(iv)         Add additional buildings and improvements to the Common Areas;

(v)          Use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof; and

(vi)         Perform such other acts and make such other changes in, to or with respect to the Common Areas and Project as Landlord may, in the exercise of sound business judgment deem to be appropriate.

3.            TERM.

(a)          The term of this Lease (“Term”) shall be for the period identified in the Basic Lease Information.  The Term shall commence on the Commencement Date, and shall end on the Expiration Date.

(b)          Landlord and Tenant each shall, promptly after the Commencement Date has been determined, execute and deliver to the other a written statement in the form attached hereto as Exhibit E (the “Commencement Letter”), setting forth (i) the Commencement Date and the Expiration Date; and (ii) the other matters referenced in such Commencement Letter.  The enforceability of this Lease shall not be affected and the term of this Lease shall commence on the Commencement Date and end on the Expiration Date, whether or not the Commencement Letter is executed.

4.            DELIVERY OF POSSESSION.

(a)          Upon Substantial Completion of the Landlord’s Work as set forth in Exhibit D hereto, Landlord shall deliver possession of the Premises to Tenant, and Tenant shall accept the same, in its “AS IS” condition, subject to all recorded matters and governmental regulations, and without any warranties of any kind, including without limitation, any warranty of condition, or compliance with law, or that the Premises or any Building Systems (as defined in Paragraph 11(a) below) are suitable for Tenant’s use; provided, however, that notwithstanding the foregoing, Landlord shall warrant the Landlord’s Work for a period of six (6) months after the Commencement Date, and Landlord warrants that, upon delivery of possession of the Premises, that the Premises and restrooms are in compliance with the Federal Americans with Disabilities Act and applicable municipal code requirements.

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Tenant agrees that, except for the Landlord’s Work set forth in Exhibit D and as otherwise set forth in this Section 4(a), Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Premises or any part thereof or to repair, bring into compliance with Applicable Laws, or improve any condition existing in the Premises as of the Commencement Date.  Tenant agrees that neither Landlord nor any of Landlord’s employees or agents has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant’s business therein.  Any improvements or personal property located in the Premises are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including merchantability or suitability for a particular purpose.  Tenant acknowledges that the Premises has not undergone inspection by a Certified Access Specialist (CASp), as defined in California Civil Code Section 55.52, and, except as set forth above in this Section 4(a), Landlord is not providing any representations or warranties regarding whether the Premises, the Common Area or any other portion of the Project meets all applicable construction-related accessibility standards.  Landlord hereby notifies Tenant pursuant to California Civil Code Section 1938 that:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  Landlord and Tenant hereby agree that notwithstanding anything in this Lease or California Civil Code Section 1938 to the contrary, (i) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under state law, (ii) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (iii) if Tenant elects to perform a CASp inspection: (A) Tenant shall ensure that such inspection performed shall be limited solely to the Premises and not the Common Areas, (B) such inspection shall be performed at Tenant’s sole cost and expense, (C) if the CASp inspection finds the Premises (or any other property covered by the inspection) to be non-compliant, then Tenant shall remedy any violations found to exist at its sole cost and expense and in accordance with the terms and conditions of this Lease by no later than the date that is sixty (60) days after the results of the CASp inspection are received regardless of whether or not Tenant terminates this Lease pursuant to any termination right set forth herein, if any, and (D) Tenant shall be responsible for obtaining and providing to Landlord a copy of the CASp compliance certificate confirming the correction of any such violations noted in the CASp inspection report.

(b)          In the event of the inability of Landlord to deliver possession of the Premises at the time for the commencement of the Term for any reason whatsoever, neither Landlord nor its agents shall be liable for any damage caused thereby, nor shall this Lease thereby become void or voidable, nor shall the Term be in any way extended, but in such event Tenant shall not be liable for any rent until such time as Landlord can deliver possession.  Landlord shall use commercially reasonable efforts to deliver to Tenant access to the warehouse portion of the Premises on or before April 30, 2018.  Notwithstanding anything to the contrary in this Lease, if Landlord does not deliver access to the warehouse portion of the Premises by April 30, 2018, and such delay is not attributable to force majeure or Tenant Delay (as defined in Exhibit D, Section 4),  then Tenant shall have the option to terminate this Lease by providing thirty (30) days prior written notice thereof to Landlord; provided that if Landlord delivers access to of the warehouse portion of the Premises prior to expiration of such thirty (30) day notice period, then such termination election shall be deemed rescinded and null, void and of no force or effect.

5.            RENT.

(a)          Tenant shall pay to Landlord the following amounts as rent for the Premises:

(i)           During the Term, commencing on the Commencement Date, Tenant shall pay to Landlord, as base monthly rent, the respective amounts of monthly rent specified in the Basic Lease Information (the “Base Rent”).  If the Commencement Date should occur on a day other than the first day of a calendar month, or if the Expiration Date should occur on a day other than the last day of a calendar month, then the Base Rent for such fractional month shall be prorated upon a daily basis based upon a thirty (30) day month.  Base Rent is due and payable monthly, in advance, on the first day of each calendar month, except that Tenant shall pay to Landlord an amount equal to Seventy One Thousand Three Hundred Fifteen and 25/100 Dollars ($71,315.25), as prepaid Base Rent to be applied (until exhausted) against the first obligation of Tenant to pay Base Rent under this Lease.  If the

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Commencement Date occurs on a day other than the first day of a calendar month, Base Rent for the period from the Commencement Date through the end of said calendar month shall be due and payable on the Commencement Date, and the Base Rent payable upon execution of this Lease shall be credited against the Base Rent due for the First Month as of the first day of the First Month.

(ii)          During each calendar year or part thereof, Tenant shall pay to Landlord, as additional monthly rent, Tenant’s Percentage Share (as provided in the Basic Lease Information) of all Operating Expenses (as defined in Exhibit B hereto) paid or incurred by Landlord in such calendar year or part thereof.  Payments on account of Tenant’s Percentage Share of Operating Expenses, determined in accordance with Paragraph 7(a), are due and payable monthly together with the payment of Base Rent.

(iii)         During each calendar year or part thereof, Tenant shall pay to Landlord, as additional monthly rent, Tenant’s Percentage Share of all Property Taxes (as defined in Exhibit B hereto) paid or incurred by Landlord in such calendar year or part thereof; provided, however, that Tenant shall not be required to pay any Property Taxes incurred or paid by Landlord during the Term that relate to a period prior to the Commencement Date.  Payments on account of Tenant’s Percentage Share of Property Taxes, determined in accordance with Paragraph 7(a), are due and payable monthly together with the payment of Base Rent.

(iv)         Throughout the Term, Tenant shall pay, as additional rent, all other amounts of money and charges required to be paid by Tenant under this Lease, whether or not such amounts of money or charges are designated “additional rent.”  As used in this Lease, “rent” shall mean and include all Base Rent, additional monthly rent as described in Paragraphs 5(a)(ii) and (iii) above, and any other additional amount payable by Tenant in accordance with this Lease.

(b)          Rent shall be paid to Landlord in lawful money of the United States of America at the following address: Nearon Property Management, 101 Ygnacio Valley Road, Suite 450, Walnut Creek, California 94596, Attn: Property Manager, or at such other place as Landlord may designate in writing in advance, free from all claims, demands, or set-offs against Landlord of any kind or character whatsoever.

(c)          Adjustments in Base Rent specified in the Basic Lease Information shall be determined on a Lease Year basis.  As used herein, the term “Lease Year” shall mean a twelve (12) calendar month period; provided, however that the first Lease Year of the Term shall, except as may otherwise be expressly provided in this Lease, commence on the Commencement Date and run through the day immediately preceding the first day of the month in which the one year anniversary of the Commencement Date occurs, with each successive Lease Year specified in the Basic Lease Information to run for a period of the next succeeding twelve (12) months, other than and except for the final Lease Year specified in the Base Lease Information which shall commence as hereinabove provided and which shall run through the Expiration Date notwithstanding the actual number of days included in said period.

(d)          Notwithstanding the provisions of Paragraph 5(a) above, subject to the terms of this Paragraph 5(d), and conditioned on no Event of Default (as defined in Paragraph 17 below) having been declared under this lease because of a monetary default by Tenant, Base Rent shall be entirely abated for each of the first (1st), second (2nd) and third (3rd) complete calendar months of the Term (the foregoing months being the “Rent Abatement Period”).  For the avoidance of doubt, the collective amount of Base Rent that shall be abated under the first sentence of this Paragraph 5(d) shall be Two Hundred Thirteen Thousand Nine Hundred Forty Five and 75/100 Dollars ($213,945.75)  (the “Abated Rent”).    Notwithstanding the foregoing, if an Event of Default shall at any time be declared under this Lease because of a monetary default by Tenant, then (i) the foregoing rent abatement shall be deemed revoked, prospectively, as to any period remaining in the Rent Abatement Period, (ii) if Landlord elects to terminate this Lease as a result of such Event of Default then the unamortized portion of the Abated Rent (i.e., for purposes of such calculation,  Abated Rent shall be amortized on a straight-line basis over the initial Term of the Lease and Tenant shall be credited with having paid the monthly amortized portion of Abated Rent on a monthly basis so that all such Abated Rent shall be credited as paid in full on the expiration of the initial Term of this Lease) shall become immediately due and payable upon demand by Landlord, and without impairing any other rights and remedies of Landlord resulting from said Event of Default and (ii) notwithstanding anything to the contrary contained in the Basic Lease Information, the Base Rent payable by Tenant during the Rent Abatement Period shall be deemed to be Seventy One Thousand Three Hundred Fifteen and 25/100 Dollars ($71,315.25 ) per month.

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6.            USE.

(a)          The Premises shall be used for the purposes identified in the Basic Lease Information (except as limited by Paragraph 6(b) below), and, subject to the terms of this Lease, uses incidental thereto, and shall be used for no other purpose without the prior written consent of Landlord, which consent, provided the same is consistent with the character of the Project, shall not be unreasonably withheld, but shall otherwise be in the sole discretion of Landlord.  Notwithstanding anything in the foregoing to the contrary, in the case of public unrest, a general state of emergency or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors and such action shall not relieve Tenant of, or result in any abatement of, any obligations of Tenant under this Lease.

(b)          Tenant shall not use the Premises or permit anything to be done in or about the Premises or the Building or any other portion of the Project which will in any way conflict with any present or future law, statute, ordinance, code, rule, regulation, requirement, license, permit, certificate, judgment, decree, order or direction of any present or future governmental or quasi-governmental authority, agency, department, board, panel or court (singularly and collectively “Applicable Laws”).  Landlord makes no representation or warranty that the Permitted Use as set forth in the Basic Lease Information is in compliance with Applicable Laws which govern the Premises or Project, including without limitation any zoning regulations.  Tenant shall, at its expense, promptly comply with all Applicable Laws (including, without limitation, the Federal Americans with Disabilities Act (as it affects Tenant’s operations within the Premises), and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to or affecting the condition, use or occupancy of the Premises.  It is the intent of the parties to allocate to Tenant the cost of compliance of any and all Applicable Laws, regardless of the existing condition of the Premises, the cost of compliance or the foreseeability of the enactment or application of the Applicable Laws to the Premises.  Notwithstanding the foregoing, Tenant shall not be required to make structural changes to the Premises unless they arise or are required because of or in connection with Tenant’s specific use of the Premises, or the type of business conducted by Tenant in the Premises, or Tenant’s Alterations, or Tenant’s acts or omissions.

(c)          Supplementing the provisions of Paragraph 6(b) above, Tenant shall not use or permit the generation, possession, storage, use, transportation, or disposal of any Hazardous Substances in, on or from the Premises, other than the use of any ordinary and customary materials in minimal quantities reasonably required to be used by Tenant in the normal course of Tenant’s business as permitted under the terms of Paragraph 6(a) above, and so long as such use does not expose the Premises, the Building or any other part of the Project or neighboring properties to any meaningful risk of contamination or damage or expose Landlord to any liability therefor.  The term “Hazardous Substances” as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, or (ii) regulated or monitored by any federal, state or local governmental or quasi-governmental authority, agency, department, board, panel or court under any Applicable Laws.  In addition to, and without limiting, the obligation of Tenant to indemnify Landlord pursuant to this Lease, Tenant shall, at its sole cost and expense, promptly take all actions required by any federal, state or local governmental agency or political subdivision, or that Landlord deems necessary for Landlord to make full economic use of the Premises or any portion of the Building, which requirements or necessity arises from the handling by Tenant or any employee, contractor, agent, or invitee of Hazardous Substances upon, about, above or beneath the Premises or any portion of the Building, including, without limitation, taking all actions necessary to restore the Premises or any portion of the Building to the condition existing prior to the introduction of Hazardous Substances, notwithstanding any less stringent standards or remediation allowable under Applicable Laws.  Tenant shall nevertheless obtain Landlord’s written approval prior to undertaking any actions required by this Section, which approval shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term effect on the Premises or any portion of the Building.  Landlord shall have the right at all reasonable times to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of all such inspections, tests and investigations to be borne by Landlord unless a noncompliance is discovered, in which event in addition to all other remedies hereunder and at law, Tenant shall reimburse Landlord for the costs of all such inspections, tests and investigations.

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7.            OPERATING EXPENSES.

The additional monthly rent payable pursuant to Paragraphs 5(a)(ii) and (iii) hereof shall be calculated and paid in accordance with the following procedures:

(a)          On or before the first day of each calendar year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of Landlord’s reasonable estimate of the amounts payable by Tenant under Paragraphs 5(a)(ii) and (iii) hereof for the ensuing calendar year.  On or before the first day of each month during such ensuing calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts.  If such notice is not given for any calendar year, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such notice is given, and subsequent payments by Tenant shall be based on Landlord’s current estimate, adjusted, as determined by Landlord, so that the subsequent monthly installments payable by Tenant hereunder through the end of the calendar year reimburse Landlord for all amounts payable by Tenant under Paragraphs 5(a)(ii) and (iii) hereof.  If at any time it appears to Landlord that the amounts payable under Paragraphs 5(a)(ii) and (iii) hereof for the current calendar year will vary from Landlord’s estimate, Landlord may, by giving written notice to Tenant, revise Landlord’s estimate for such year, and subsequent payments by Tenant for such year shall be based on such revised estimate.

(b)          As soon after such date as practicable, Landlord shall give Tenant a written statement of the amounts payable under Paragraphs 5(a)(ii) and (iii) hereof for such calendar year certified by Landlord.  If such statement shows an amount owing by Tenant that is less than the estimated payments for such calendar year previously made by Tenant, provided no Event of Default shall then exist under this Lease or if this Lease has previously been terminated or the Term expired, no Event of Default shall have existed under this Lease as of said termination or expiration date, Landlord shall, at its option, either refund or credit the excess to Tenant within thirty (30) days of the date of such statement.  If such statement shows an amount owing by Tenant that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement and payment of such deficiency shall be a condition precedent to Tenant’s rights to inspect Landlord’s books pursuant to Paragraph 7(d) below.  Failure by Landlord to give any notice or statement to Tenant under this Paragraph 7 shall not waive Landlord’s right to receive, or Tenant’s obligation to pay, the amounts payable by Tenant under Paragraphs 5(a)(ii) and (iii) hereof.

(c)          If the Term ends on a day other than the last day of a calendar year, the amounts payable by Tenant under Paragraphs 5(a)(ii) and (iii) hereof applicable to the calendar year in which such Term ends shall be prorated according to the ratio which the number of days in such calendar year to and including the end of the Term bears to three hundred sixty (360).  Termination of this Lease shall not affect the obligation of Tenant pursuant to Paragraph 7(b) hereof to be performed after such termination.

(d)          So long as no uncured Event of Default has occurred hereunder, and not more often than once per calendar year, Tenant shall have the right, at its sole cost and expense, to inspect the books of Landlord directly relating to Operating Expenses and Property Taxes, after giving a minimum of fifteen (15) day’s prior written notice to Landlord.  Tenant shall conduct its inspection of Landlord’s books during the business hours of Landlord at Landlord’s office specified on the Basic Lease Information, for the purpose of verifying the information in such statement.  Tenant shall have no right to copy any of Landlord’s books or remove such books from the location maintained by Landlord.  Tenant shall use a certified public accountant with reasonable experience in reviewing such commercial real property operating expenses and property taxes to conduct its inspection of Landlord’s books and in no event shall Tenant have the right to pay such accountant on a contingency fee basis.  If Tenant shall have availed itself of its right to inspect the books and records, and whether or not Tenant disputes the accuracy of the information set forth in such books and records, Tenant shall nevertheless pay the amount set forth in Landlord’s statement and continue to pay the amounts required by the provisions of Paragraph 7(b), pending resolution of said dispute.  Any default in the payment of such charges by Tenant shall be deemed an Event of Default (as hereinafter defined) under this Lease.  If Tenant’s inspection of Landlord’s books reveals that the aggregate amount of Operating Expenses paid or incurred by Landlord in the calendar year being reviewed, plus the aggregate amount of Property Taxes paid or incurred by Landlord in the calendar year being reviewed (collectively, the "Reviewed Expenses") are overstated, then Landlord shall within thirty (30) days after the completion of the inspection elect to either reimburse or credit Tenant for any and all overcharges; or if the Reviewed Expenses for any calendar year are not overstated, then Tenant shall within thirty (30) days after the completion of the inspection pay to Landlord the amount (if any) by which Tenant has underpaid Tenant’s Share of Operating Expenses and/or Property Taxes for the

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calendar year being reviewed.  If Tenant’s inspection of Landlord’s books discloses a liability for a refund in excess of the greater of (i) five percent (5%) of Tenant’s Percentage Share of the Operating Expenses and Property Taxes previously reported, and (ii) Five Thousand and 00/100 Dollars ($5,000.00), the reasonable cost of such inspection (not to exceed $5,000) shall be borne by Landlord; otherwise the cost of such inspection shall be paid by Tenant.  If Tenant fails to notify Landlord of Tenant’s election to inspect Landlord’s books within ninety (90) days of Tenant’s receipt of Landlord’s statement, Landlord’s statement shall be deemed final and binding on Tenant and Tenant shall have no further right to inspect Landlord's books with respect to the Operating Expenses and Property Taxes for the calendar year for which the Landlord's statement pertains.

8.            RULES AND REGULATIONS.

Tenant shall faithfully observe and comply with the Rules and Regulations attached to this Lease as Exhibit C and made a part hereof, and such other reasonable rules and regulations as Landlord may from time to time adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein (collectively, the “Project Rules”).  Landlord reserves the right from time to time in its sole discretion to make all reasonable additions and modifications to the Project Rules.  Any additions and modifications to the Project Rules shall be binding on Tenant when delivered to Tenant.  Landlord shall not be liable to Tenant for violation of any such Project Rules, or for the breach of any covenant or condition in any lease, by any other tenant in the Building.  In the event of any conflict between this Lease and the Project Rules, the terms of this Lease shall govern.  A waiver by Landlord of any rule or regulation for any other tenant shall not constitute nor be deemed a waiver of the rule or regulation for this Tenant.  Landlord shall enforce the Project Rules against all tenants in a uniform and non-discriminatory manner.

9.            ASSIGNMENT AND SUBLETTING.

(a)          Tenant shall not assign, mortgage or hypothecate this Lease, or any interest therein, or permit the use of the Premises by any person or persons other than the Tenant, or sublet the Premises, or any part thereof, without the prior written consent of Landlord, which consent, subject to Landlord’s right of termination in accordance with Paragraph 9(b) below, shall not be unreasonably withheld.  For purposes of this Paragraph 9, an assignment shall not include an assignment for security purposes, which shall only be permitted with the prior consent of Landlord in its sole and absolute discretion.  Consent to any such assignment or sublease shall not operate, as a waiver of the necessity for consent to any subsequent assignment or sublease, and the terms of such consent shall be binding upon any person holding by, under or through Tenant.

(b)          If Tenant desires to assign its interest in this Lease or to sublease all or any part of the Premises, Tenant shall notify Landlord in writing at least thirty (30) days in advance of the proposed transaction.  This notice shall be accompanied by: (i) a statement setting forth the name and business of the proposed assignee or subtenant; (ii) a copy of the proposed form of assignment or sublease (and any collateral agreements) setting forth all of the material terms and the financial details of the sublease or assignment; and (iii) financial statements and any other information concerning the proposed assignment or sublease which Landlord may reasonably request.  If Tenant proposes to assign this Lease or sublet any portion of the Premises, Landlord shall have the right, in its sole and absolute discretion, to terminate this Lease in the event of a proposed assignment, or to terminate the effectiveness of this Lease with respect to any portion of the Premises proposed by Tenant for sublease, on written notice to Tenant within thirty (30) days after receipt of Tenant’s notice and the information described above or the receipt of any additional information requested by Landlord.  If Landlord elects to terminate this Lease, in the event of a proposed assignment, or to terminate the effectiveness of this Lease with respect to any portion of the Premises proposed by Tenant for sublease, this Lease, or the effectiveness of this Lease with respect to any portion of the Premises proposed by Tenant for sublease, shall terminate as of the effective date of the proposed assignment or commencement of the term of the proposed sublease as set forth in Tenant’s notice, and Landlord shall have the right (but no obligation) to enter into a direct lease with the proposed assignee or subtenant.  Tenant may withdraw its request for Landlord’s consent at any time prior to, or within seven (7) days after, Landlord delivers a written notice of termination, whereupon Landlord’s election to terminate shall be null and void.

(c)          If Landlord elects not to terminate this Lease, in the event of a proposed assignment, or elects not to terminate the effectiveness of this Lease with respect to any portion of the Premises proposed by Tenant for sublease, pursuant to Paragraph 9(b) above, Landlord shall not unreasonably withhold its consent to an assignment or subletting.

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(d)          Each permitted assignee, transferee or subtenant, other than Landlord, shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the rent and for the due performance or satisfaction of all of the provision, covenants, conditions and agreements herein contained on Tenant’s part to be performed or satisfied.  Regardless of Landlord’s consent, no subletting or assignment shall release or alter Tenant’s obligation or primary liability to pay the rent and perform all other obligations under this Lease.  No permitted assignment or sublease shall be binding on Landlord unless such assignee, subtenant or Tenant shall deliver to Landlord a counterpart of such assignment or sublease which contains a covenant of assumption by the assignee or subtenant, but the failure or refusal of the assignee or subtenant to execute such instrument of assumption shall not release or discharge the assignee or subtenant from its liability as set forth above.

(e)          Notwithstanding the foregoing provisions of this Section 9, the assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as "Affiliates" or a “Permitted Transferee” and any such assignment or subletting being a “Permitted Transfer”) shall not be subject to Landlord's prior consent or right to terminate in Subsection 9(b) above or to receive any share of consideration pursuant to Subsection 9(f) below, provided that:

(1)          any such Affiliate was not formed as a subterfuge to avoid the obligations of this Section 21;

(2)          Tenant gives Landlord notice of any such assignment or sublease to an Affiliate at least ten (10) days prior to the effective date of such assignment or sublease;

(3)          the successor of Tenant and Tenant have as of the effective date of any such assignment or sublease a tangible net worth and net income, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is sufficient to meet the Tenant's obligations under this Lease;

(4)          any such assignment or sublease shall be subject and subordinate to all of the terms and provisions of this Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease with respect to the Premises which is the subject of such Permitted Transfer (other than the amount of Base Rent or Operating Expenses payable by Tenant with respect to a sublease); and

(5)          Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

(f)           Any notice by Tenant to Landlord pursuant to this Paragraph 9 of a proposed assignment or sublease shall be accompanied by a payment of One Thousand Dollars ($1,000) as a non-refundable fee for the processing of Tenant’s request for Landlord’s consent.  In addition to said fee, Tenant shall reimburse Landlord for reasonable attorneys’ fees incurred by Landlord in connection with such review and the preparation of documents in connection therewith.  Tenant shall pay to Landlord monthly on or before the first (1st) of each month fifty percent (50%) of the rent or other consideration received from such assignee(s) or subtenant(s) over and above the concurrent underlying rent payable by Tenant to Landlord for that portion of the Premises being assigned or sublet, and after deduction for the amortized portion of the reasonable expenses actually paid by Tenant to unrelated third parties for brokerage commissions, legal fees, tenant improvements to the Premises, or design fees incurred as a direct consequence of the assignment or sublease.  Tenant shall furnish Landlord with a true signed copy of such assignment(s) or sublease(s) and any supplementary agreements or amendments thereto, within five (5) days after their respective execution.

10.          LIABILITY OF LANDLORD.

It is expressly understood and agreed that the obligations of Landlord under this Lease shall be binding upon Landlord and its successors and assigns and any future owner of the Building only with respect to events occurring during its and their respective ownership of the Building.  In the event of any conveyance of title to the Project (or any portion thereof in which the Building is located), then the grantor or transferor shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance.

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In addition, Tenant agrees to look solely to Landlord’s interest in the Building and the rent and other income therefrom and any casualty or condemnation proceeds actually received with respect to the Building for recovery of any judgment against Landlord arising in connection with this Lease, it being agreed that neither Landlord nor any successor or assign of Landlord nor any future owner of the Building, nor any partner, shareholder, or officer of any of the foregoing shall ever be personally liable for any such judgment.

11.          MAINTENANCE AND REPAIRS.

(a)          Subject to reimbursement pursuant to Paragraph 7 hereof, (i) Landlord shall maintain and repair the Common Areas, the roof, structural and exterior elements of the Building and the mechanical, electrical, telecommunication, vertical transportation, plumbing, and other equipment, facilities and systems located within or serving the Premises or the Project (collectively, the “Building Systems”), and keep such areas, elements and systems in good order and condition, consistent with the standards of other comparable buildings in the vicinity of the Building; and (ii) Landlord shall repair and maintain the heating, ventilating and air conditioning system (the “HVAC”) exclusively servicing the Premises, including contracting with a service company for the service and maintenance thereof.  In the event that the HVAC requires replacement during the Term of this Lease, as determined by Landlord in its reasonable discretion, the cost of such replacement HVAC shall be borne solely by Tenant; provided, however, the cost of replacement HVAC will be amortized over its useful life in accordance with generally accepted accounting principles and Tenant shall only be liable for that portion of the cost that is payable during the Term of this Lease, as may be extended.  Subject to Subsection 14(e) below, any damage in or to any such areas, elements or systems caused by Tenant or any agent, officer, employee, contractor, licensee or invitee of Tenant shall be repaired by Landlord at Tenant’s expense and Tenant shall pay to Landlord, upon billing by Landlord, as additional rent, the cost of such repairs incurred by Landlord.

(b)          Tenant shall, at all times during the Term of this Lease and at Tenant’s sole cost and expense, maintain and repair the Premises and every part thereof and all equipment (including, without limitation, any kitchen equipment), and any fixtures and improvements therein, and keep all of the foregoing clean and in good working order and operating condition, ordinary wear and tear and damage thereto by fire or other casualty excepted.  All repairs and replacements made by or on behalf of Tenant shall be made and performed at Tenant’s cost and expense and at such time and in such manner as Landlord may reasonably designate, by contractors or mechanics reasonably approved by Landlord and so that the same shall be at least equal in quality, value, character and utility to the original work or installation being repaired or replaced, normal wear and tear excepted.  Tenant hereby waives all rights under California Civil Code Section 1941 and all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises as provided by California Civil Code Section 1942 or any other law, statute or ordinance now or hereafter in effect.

(c)          Tenant’s installation of telephone lines, cables, and other electronic telecommunications services and equipment shall be subject to the terms and conditions of Paragraph 13 of this Lease.  Upon the expiration or earlier termination of this Lease, Tenant shall remove, at its sole cost and expense, all of Tenant’s telecommunications lines and cabling designated by Landlord for removal.

(d)          Tenant shall not alter, modify, add to or disturb any telecommunications wiring or cabling in the Building other than located exclusively in the Premises, without Landlord’s prior written consent.  By its acceptance of possession of the Premises, Tenant shall be deemed to have agreed that the existing number and type of lines designated for service to or presently serving the Premises, as the case may be, is adequate for Tenant’s occupancy.  Any and all telecommunications equipment and cabling serving Tenant and the Premises and connecting to or from the intermediate distribution frame (“IDF”) shall be located solely in the Premises, and Tenant shall only be permitted to access the IDF with the prior written consent of Landlord and for purposes of confirming interconnection with the Building’s riser facilities.  Landlord reserves the right to limit the number of local exchange carriers and competitive alternative telecommunications providers (collectively “TSPs”) having access to the Building’s riser system and infrastructure, to install a cable distribution/riser management system to which Tenant and all TSPs shall connect, and to charge TSPs for the use of Landlord’s telecommunications riser system and infrastructure; provided, however, in all cases, Landlord will provide Building and riser access to at least one TSP for dial tone telecommunications service to tenants of the Building.

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12.          SERVICES.

(a)          Tenant shall make arrangements directly with the applicable utility companies for, and shall pay directly for, all water, gas, heat, light, power, telephone, broadband or cable, security, alarm and other utilities and services supplied to the Premises or to Tenant, together with any taxes thereon.  If any such services are not separately metered to the Premises, Tenant shall pay a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises in the Building.

(b)          Tenant shall not make connection to utilities except by or through existing outlets and shall not install or use machinery or equipment in or about the Premises that uses water, lighting or power, or otherwise suffer or permit any act, that causes extra burden upon the utilities or any Building services over that consumed or used by a general industrial tenant in the Building. Landlord may require Tenant to reimburse Landlord for any excess expenses or costs that may arise out of a breach of this subparagraph by Tenant.  Landlord may, in its sole discretion, install at Tenant’s expense supplemental equipment and/or separate metering applicable to Tenant’s excess usage or loading.

(c)          Tenant acknowledges that Landlord does not provide an attendant, or access control or screening services at the Project, and that access to the Building during other than business hours may be restricted by “card-key” access through identification cards initially given by Landlord to Tenant.  Tenant shall be solely responsible for the distribution and collection of Building access cards to current and former employees, and shall not distribute such cards to contractors, vendors and other invitees.  Responsibility for developing access control and employee and visitor screening procedures and policies with respect to the Premises is delegated solely to Tenant.

(d)          Tenant shall, at Tenant’s sole cost and expense, provide janitorial services to the Premises.  All janitorial services shall be of a standard that is substantially equivalent to the services provided in similar industrial buildings in the City of Moorpark.

(e)          Subject to Landlord’s provision of janitorial services and waste removal for the Common Areas, Tenant shall provide for any necessary additional garbage, waste and refuse removal from the Premises at its sole cost and expense.

(f)           There shall be no abatement of rent and Landlord shall not be liable in any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair, in cooperation with governmental request or directions, or any other cause whatsoever, unless caused solely by the gross negligence or willful misconduct of Landlord or its employees or agents.  Any interruption or discontinuance of service shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, nor shall it render Landlord liable to Tenant for any injury, loss or damage by abatement of rent or otherwise, nor shall it relieve Tenant from performance of Tenant’s obligations under this Lease.  Landlord reserves the right, without liability to Tenant, to limit, restrict or exclude access to the Building or portions of the Project under circumstances that would not otherwise constitute a casualty subject to Paragraph 15, and to otherwise reduce or disrupt services to the Building due to causes beyond the control of Landlord, including, without limitation, evacuation or damage to any surrounding areas or nearby structures (even when there is no physical damage to the Building), the presence of biological or other airborne agents in the Building, or instances of public excitement or unrest. Landlord shall not be liable to Tenant for interference with Tenant’s use and enjoyment of the Premises as a consequence of such lack of access or services, and any such event shall be treated in the same manner as a utility interruption under this Paragraph 12(d).  Notwithstanding anything in the foregoing to the contrary, if there is an interruption of utility services that results in Tenant’s inability to reasonably use the Premises (and Tenant does not use the Premises) for more than three (3) consecutive business days, and such interruption results from the gross negligence or misconduct of Landlord or its contractors, then, commencing at the expiration of such three (3) business day period, then the Base Rent and additional rent shall be abated with respect to the affected portion of Tenant’s Premises from the date of such interruption until the earlier of (i) such services have been restored, and (ii) Tenant commences use of the Premises; provided that, if such interruption is within Landlord’s reasonable control to restore, Landlord shall promptly commence and diligently pursue such restoration.

13.          ALTERATIONS.

(a)          Except for non-structural and/or cosmetic changes which do not affect building systems and are not visible from the exterior of the Building (such as paint and carpet) and which do not exceed  Fifty Thousand Dollars

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($50,000.00) per project (“Minor Alterations”) (and which may be made without Landlord’s consent), Tenant shall make no alterations, improvements or additions in or to the Premises or any part thereof (individually and collectively, “Alterations”) without giving Landlord prior notice of the proposed Alterations and obtaining Landlord’s prior written consent thereto, which consent, except as hereinafter provided, shall not be unreasonably withheld or delayed; provided, however, Landlord may withhold its consent in its sole discretion if any proposed Alterations would adversely affect any of the structural elements of the Building, the Building’s electrical, plumbing, heating, telecommunications, mechanical or life safety systems, or involve any permanently affixed signage visible from or to be attached to the exterior of the Premises.  Any and all work by Tenant shall be performed only by contractors approved by Landlord and, where the prior consent of Landlord is required, upon the approval by Landlord of fully detailed and dimensioned plans and specifications pertaining to the work in question, to be prepared and submitted by Tenant at its sole cost and expense.  Landlord’s approval or consent to any such work shall not impose any liability upon Landlord, and no action taken by Landlord in connection with such approval, including, without limitation, attending construction meetings of Tenant’s contractors, shall render Tenant the agent of Landlord for purposes of constructing any Alterations.  In addition, Tenant acknowledges and agrees that no Alterations have been expressly or impliedly required as a condition to the execution of this Lease for the use of the Premises permitted under this Lease or in lieu of payment of rent.

(b)          Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations.  Tenant shall be responsible for any additional alterations and improvements required by law to be made by Landlord to or in the Building as a result of any alterations, additions or improvements to the Premises made by or for Tenant.  All alterations, additions, fixtures (other than trade fixtures) and improvements, including, but not limited to carpeting, other floor coverings, built-in shelving, bookcases, paneling and built-in security systems (excluding any leased system) made in or upon the Premises either by or for Tenant and affixed to or forming a part of the Premises, shall immediately upon installation become Landlord’s property free and clear of all liens and encumbrances.  On or before the expiration or sooner termination of this Lease, Tenant shall remove all Alterations in accordance with the provisions of Paragraph 28 below.  At the time Tenant requests Landlord’s approval of the installation or construction of any Alterations, Landlord shall inform Tenant which Alterations, if any, Landlord shall require to be removed upon the expiration or any sooner termination of this Lease.  In the event Landlord fails to so inform Tenant which Alterations, if any, that Landlord shall require to be removed, then Landlord shall be deemed to have required that all such Alterations be removed upon the expiration or any sooner termination of this Lease.

(c)          Tenant shall keep the Premises and the Building and the rest of the Project free from any mechanics’ liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and agrees to defend, indemnify and hold harmless Landlord from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees incurred by Landlord in connection with any such claim or action.  Before commencing any work or alteration, addition or improvement to the Premises which requires Landlord’s consent, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of work (to afford Landlord an opportunity to post appropriate notices of non-responsibility).  In the event that there shall be recorded against the Premises or the Building or any other portion of the Project, or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed, bonded over or discharged by Tenant within ten (10) days of written notice from Landlord, Landlord shall have the right but not the obligation to pay and discharge said lien by bond or otherwise without regard to whether such lien shall be lawful or correct.  Any reasonable costs, including attorney’s fees incurred by Landlord, shall be paid by Tenant within ten (10) days after demand by Landlord.

(d)          Except in the case of Minor Alterations or other alterations which do not require Landlord’s supervision (which include, but are not limited to, non-structural and/or cosmetic changes which do not affect building systems), Tenant shall pay to Landlord a project administration fee equal to three percent (3%) of the cost of such Alterations to compensate Landlord for the administrative costs incurred and the Building services provided by Landlord in the supervision and coordination of the work.

(e)          Notwithstanding anything to the contrary set forth in this Lease, and subject to the following terms and conditions of this Paragraph 13(e), Tenant shall have the right to complete any or all of Tenant Improvements (as defined below), and obtain reimbursement for the costs and expenses incurred by Tenant in the design, permitting and construction of the Tenant Improvements (the “TI Reimbursement”). Tenant may also elect to apply all or a

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portion of the TI Reimbursement amount (as set forth in subsection (ii) below) to Tenant’s reimbursement obligations for the Supplemental Landlord Work under Exhibit D, Section 1(b).

(i)    “Tenant Improvements” shall include any or all of the following improvements made on or about the Premises at the direction of Tenant.

(ii)   The TI Reimbursement shall in no event exceed an amount equal to One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00).

(iii)  For the avoidance of doubt, if any of the Tenant Improvements would be considered Alterations under this Lease, then Tenant shall comply with the terms of this Lease related to Alterations, including, without limitation, obtaining Landlord’s prior written consent thereto (as set forth in Paragraph 13(a) above).

(iv)  Landlord will disburse the TI Reimbursement for actual Tenant Improvements within thirty (30) days of Tenant’s completion of such Tenant Improvements, and delivery of the following material/documents, and provided Tenant is not then in default under any provision of this Lease and has opened for business in the Premises:  (i)  a contractors lien waiver and release form from its general contractor certifying that all Tenant Improvements have been paid for in the form of a AIA G706A; (ii) two (2) full sets of as built drawings showing all of the Tenant Improvements in the Premises; (iii) subcontractor’s and materialmen’s full and complete lien releases for all work performed or materials delivered to the Premises including conditional and unconditional lien releases from all persons arguably with mechanic’s lien rights; (iv) unconditional lien releases upon final payment; (v) Landlord’s certification that Tenant Improvements complies with the requirements of the Lease and all laws; and (vi) such other further documentation as reasonably required by Landlord.

(v)   All TI Reimbursement Requests must be received by Landlord on or before the end of the sixth (6th) month after the Commencement Date (the “TI Reimbursement Deadline”), and Tenant hereby waives its right to any TI Reimbursement for which Landlord has not received a TI Reimbursement Request by the TI Reimbursement Deadline.

(vi)  Notwithstanding anything in this Lease to the contrary, if any Event of Default (as defined below) has occurred, then, in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall not be obligated to disburse any amount of the TI Reimbursement to Tenant.

14.          INSURANCE, INDEMNIFICATION AND EXCULPATION.

(a)          Tenant shall, at Tenant’s expense, obtain and keep in force during the Term of this Lease a policy of Commercial General Liability insurance utilizing an Insurance Services Office standard form with Broad Form General Liability Endorsement (CL00011188), or equivalent, in an amount not less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence/aggregate of bodily injury and property damage, and shall insure Tenant against liability arising out of the use, occupancy or maintenance of the Premises.  Landlord, Landlord’s property manager, and any lender(s) whose names have been provided to Tenant in writing shall be named as additional insureds, as respects the negligence of the Tenant. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.  Compliance with the above requirements shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder.  All insurance to be carried by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only.

(b)                        (i)           Tenant at its cost shall either by separate policy or by endorsement to a policy already carried by Tenant, maintain property insurance coverage on all of Tenant’s personal property and Alterations in, on, or about the Premises.  Such insurance shall be full replacement cost coverage.  Landlord shall be named as a loss payee under said policy with respect to any permanently affixed Alterations.  The proceeds from any such insurance shall be used by Tenant for the replacement and/or restoration of Tenant’s personal property and Alterations.

(ii)          Tenant shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by

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prudent lessees in the business of Tenant or attributable to prevention of access to the Premises as a result of such perils.

(iii)         Workers’ Compensation and Employers’ Liability insurance covering injury, disease or death of employees in the course of employment.  The Workers’ Compensation will meet the state requirement for coverage and the employers’ liability will have limits not less than $1,000,000.  Such policy shall contain an endorsement where the insurer waives its right to subrogation.

(iv)         Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident

(c)          Insurance required hereunder shall be in companies duly licensed to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least A, VIII, as set forth in the most current issue of “Best’s Insurance Guide.”  Tenant shall cause to be delivered to Landlord, no later than the Commencement Date, and from time to time upon Landlord’s request certificates evidencing the existence and amounts of, the insurance required to be maintained by Tenant hereunder.  No deductible (including any self-insured retention) under any policy of insurance carried by Tenant shall exceed Twenty Five Thousand Dollars ($25,000.00).  No such policy shall be cancelable except after fifteen (15) days prior written notice to Landlord.  Tenant shall within thirty (30) days after the renewal of such policies, furnish Landlord with evidence of renewals evidencing renewal thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand.

(d)          Landlord shall at all times during the Term maintain:

(i)      all-risk property insurance coverage, including equipment breakdown, on the Landlord’s property (including, but not limited to, the Building, improvements, machinery and equipment and any personal property in the Common Areas) for the full replacement cost thereof and with commercially reasonable deductibles.  Landlord shall not be obligated to insure any furniture, equipment, trade fixtures, machinery, goods, or supplies which Tenant may keep or maintain in the Premises or any Alteration, addition or improvement which Tenant may make upon the Premises.  In addition, Landlord may secure and maintain rental income insurance.

(ii)    Commercial general liability insurance with limits not less than $5,000,000 per occurrence and aggregate.  Such insurance shall be in addition to, and not in lieu of, insurance required to be maintained by Tenant.    The policy shall (i) name Tenant as additional insured thereunder; and (ii) specifically provide that the insurance afforded by such policy for the benefit of the additional insured shall be primary, and any insurance carried by the additional insured shall be excess and non-contributing.  Such insurance can be included within an umbrella coverage maintained by Landlord covering additional properties.

(iii)   Workers’ Compensation and Employers’ Liability insurance covering injury, disease or death of employees in the course of employment.  The Workers’ Compensation will meet the state requirement for coverage and the employers’ liability will have limits not less than $1,000,000.  Such policy shall contain an endorsement where the insurer waives its right to subrogation. Landlord may elect to self-insure for this coverage, if allowed in the state of operation.

(e)          Without affecting any other rights or remedies of the parties, Tenant and Landlord each hereby agree to cause the insurance companies issuing their respective first party insurance to waive any subrogation rights that such insurers may have against Landlord and Tenant, respectively, as long as the insurance is not invalidated by such waiver.  If such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant each waive, release and relieve the other, and waive their entire right to recover damages (whether in contract or in tort) against the other, for loss of or damage to the waiving party’s property arising out of or incident to the perils required to be insured against under this Paragraph 14.

(f)           Except for instances of Landlord’s negligence or willful misconduct, Tenant shall indemnify, protect, defend and hold harmless the Premises, Landlord, Landlord’s master or ground lessor, any lenders, Landlord’s partners and members, and each of their officers, directors, shareholders, managers, employees, agents and representatives from and against any and all claims, loss of rents and/or damages, costs, liens, judgments, penalties,

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permits, attorney’s and consultant’s fees, expenses and/or liabilities arising out of, involving, or in dealing with, (i) the occupancy of the Premises by Tenant, (ii) the conduct of Tenant’s business, (iii) any act, omission or neglect of Tenant, its agents, contractors, employees or invitees, and/or (iv) any default or breach by Tenant in the performance in a timely manner of any obligation on Tenant’s part to be performed under this Lease. The foregoing shall include, but not be limited to, the defense or pursuit of any claim or any action or proceeding involved therein, and whether or not (in the case of claims made against Landlord) litigated and/or reduced to judgment, and whether well founded or not.  In case any action or proceeding is brought against Landlord by reason of any of the foregoing matters, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord and Landlord shall cooperate with Tenant in such defense.  Landlord need not have first paid any such claim in order to be so indemnified.  The foregoing indemnification obligations shall survive the expiration or earlier termination of this Lease to and until the last date permitted by law for the bringing of any claim with respect to which indemnification may be claimed under this Paragraph 14.

(g)          Except for instances of Tenant’s negligence or willful misconduct, Landlord shall indemnify, protect, defend and hold harmless Tenant, Tenant’s lenders, Tenant’s partners and members, and each of their officers, directors, shareholders, managers, employees, agents and representatives from and against any and all claims, loss of rents and/or damages, costs, liens, judgments, penalties, permits, attorney’s and consultant’s fees, expenses and/or liabilities arising out of (i) the gross negligence or willful misconduct of Landlord, its employees, agents or contractors and/or (ii) any default or breach by the Landlord in the performance in a timely manner of any obligation on Landlord’s part to be performed under this Lease.  In case any action or proceeding is brought against Tenant by reason of any of the foregoing matters, Landlord upon notice from Tenant shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant and Tenant shall cooperate with Landlord in such defense.  Tenant need not have first paid any such claim in order to be so indemnified.  The foregoing indemnification obligations shall survive the expiration or earlier termination of this Lease to and until the last date permitted by law for the bringing of any claim with respect to which indemnification may be claimed under this Paragraph 14.

(h)          Tenant hereby releases Landlord from, and Landlord shall not be liable for, and any all claims for  injury or damage to the person or goods, wares, merchandise or other property of Tenant, Tenant’s employees, contractors, invitees, customers, or any other person in or about the Premises, Building or Project, from any cause, and whether said injury or damage results from conditions arising on the Premises or on other portions of the Building or Project (including, without limitation the parking facilities), or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not, unless caused by the gross negligence or willful misconduct of Landlord or any of its employees, contractors or agents.  Landlord shall not be liable for any damages arising from any act, omission or neglect of any other lessee of Landlord.  Notwithstanding Landlord’s active or passive negligence or breach of this Lease, Landlord shall under no circumstances be liable for injury to Tenant’s business or for any loss of income or profit therefrom.

15.          DESTRUCTION.

(a)          In the event of a partial destruction of the Premises during the Term from any cause, Landlord shall forthwith repair the same (except as otherwise provided in this Paragraph 15 as to a casualty occurring during the last twelve (12) months of the Term), provided such repairs can be made within one hundred twenty (120) days under the laws and regulations of State, county, federal or municipal authorities, but such partial destruction shall not annul or void this Lease, except that Tenant shall be entitled to a proportional abatement in rent while such repairs are being made, such proportionate abatement to be based upon the amount of square footage in the Premises damaged and the length of time said area is not either actually being used by Tenant for business purposes or is not in a condition habitable for general industrial use.  If such repairs cannot be made within one hundred twenty (120) days of such casualty, or if the casualty occurs during the last twelve (12) months of the Term and would result in any rent abatement for a period greater than thirty (30) days, Landlord may, at its option, elect to make such repairs within a reasonable time, this Lease continuing in full force and effect and the rent to be proportionately abated as provided hereinabove.  In the event that Landlord does not so elect to make such repairs which cannot be made in one hundred twenty (120) days or which results from a casualty occurring during the last twelve (12) months of the term, within a reasonable time following the casualty (but in no event not less than sixty (60) days), this Lease may be terminated at the option of either party.  In respect to any partial destruction which Landlord is obligated to repair or may elect to repair under the terms of this Paragraph 15, Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4).  In the event that any portion of the Building other than the Premises is destroyed to the extent of ten percent (10%) or more of the replacement cost of the

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Building, Landlord may elect to terminate this Lease, whether the Premises be injured or not; provided, however, that if Landlord’s lender makes insurance proceeds available to Landlord in an amount sufficient to complete restoration of the Building, then Landlord may not terminate this Lease unless the Building is destroyed to the extent of thirty percent (30%) or more of the replacement cost of the Building.  A total destruction of the Building shall terminate this Lease.

(b)          If the Premises are to be repaired or restored by Landlord under this Paragraph 15, Landlord shall repair or restore, at Landlord’s cost, the Premises itself and any and all permanently affixed improvements in the Premises constructed or provided by Landlord as of the commencement of the Term, together with any permanently affixed Alterations approved by Landlord (unless at the time of construction Landlord informs Tenant that Tenant will be required to remove the same at the end of the Term).  In no event shall Landlord repair, replace or restore any of Tenant’s property.

16.          ENTRY.

Landlord, Landlord’s agents, employees, contractors and designated representatives, and the holders of any mortgages, deeds of trust or ground leases on the Premises shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times upon at least one business day’s prior notice, for the purpose of inspecting the condition of the Premises, performing any services required of Landlord by this Lease, showing the same to prospective purchasers, lenders or, during the last twelve months of the Term, lessees, making such alterations, repairs and improvements to the Premises or to the Project as Landlord may deem reasonable or desirable, and for verifying compliance by Tenant with this Lease.  Any such entry shall be without any rebate of rent to Tenant for any loss of occupancy or quiet enjoyment of the Premises, or damage, injury or inconvenience thereby occasioned.  Notwithstanding the foregoing, in any such entry into the Premises Landlord shall use commercially reasonable good faith efforts not to unreasonably disturb Tenant’s business activities conducted within the Premises.

17.          EVENTS OF DEFAULT.

(a)          The occurrence of any one or more of the following events (each, an “Event of Default”) shall constitute a breach of this Lease by Tenant:  (i) if Tenant shall default in its obligation to pay any rent or other payment(s) due hereunder and such failure continues for more than five (5) days after written notice from Landlord; or (ii) if Tenant shall fail to perform or observe any other term hereof (except as otherwise provided in this Paragraph 17) or of the Project Rules described in Paragraph 8 hereof to be performed or observed by Tenant, such failure shall continue for more than twenty (20) days after notice thereof from Landlord, and Tenant shall not within such period commence with due diligence and dispatch the curing of such default, or, having so commenced, thereafter shall fail or neglect to prosecute or complete with due diligence the curing of such default; or (iii) any assignment or subletting in violation of the terms of this Lease; or (iv) the failure of Tenant to maintain insurance coverages required by this Lease and/or to provide evidence of such coverages within five (5) business days after request therefor from Landlord; or (v) Tenant’s failure to timely execute and deliver, when requested, an estoppel certificate in accordance with the terms of this Lease; or (vi) the taking of any action leading to, or the actual dissolution or liquidation of Tenant, if Tenant is other than an individual; or (vii)  if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or if this Lease or any estate of Tenant hereunder shall be levied upon under any attachment or execution and such attachment or execution is not vacated within thirty (30) days after notice to Tenant.

(b)          Any notice required to be given by Landlord under this Lease shall, in each case, be in lieu of, and not in addition to, any notice required to be given under California Code of Civil Procedure Sections 1161 through 1162, or any other applicable unlawful detainer statutes, to the extent the substance thereof is given in compliance therewith and the notice is served as provided in this Lease, and any time periods provided under such statutes shall run concurrently with the time periods contained in any notice provided under this Lease.

18.          TERMINATION UPON DEFAULT.

In any notice given pursuant to any one or more Events of Default, Landlord in its sole discretion may elect to declare a forfeiture of this Lease as provided in Section 1161 of the California Code of Civil Procedure, and provided that Landlord’s notice states such an election, Tenant’s right to possession shall terminate and this Lease shall terminate, unless on or before the date specified in such notice all arrears of rent and all other sums payable by

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Tenant under this Lease, and all costs and expenses incurred by or on behalf of Landlord hereunder, including reasonable attorneys’ fees, incurred in connection with such default, shall have been paid by Tenant and all other breaches of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. Upon such termination, Landlord may recover from Tenant (a) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could reasonably have been avoided; (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; and (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.  The “worth at the time of award” of the amount referred to in clauses (a) and (b) above is computed by allowing interest at the discount rate of the Federal Reserve Bank of San Francisco plus four percent (4%) per annum at date of termination, but in no event in excess of the maximum rate of interest permitted by law.  The worth at the time of award of the amount referred to in clause (c) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).  For the purpose of determining unpaid rent under clause (c) above, the monthly rent reserved in this Lease shall be deemed to be the sum of the Base Rent and the amounts last payable by Tenant as reimbursement of expenses pursuant to Paragraphs 5(a)(ii) and (iii) hereof for the calendar year in which Landlord terminated this Lease as provided herein.  Tenant waives any rights of redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other applicable present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default.

19.          CONTINUATION AFTER DEFAULT.

Even though Tenant has breached this Lease and/or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession as provided in Paragraph 18 hereof, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due under this Lease.  In such event, Landlord may exercise all of the rights and remedies of a landlord under Section 1951.4 of the California Civil Code (which provides that a landlord may continue a lease in effect after a tenant’s breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet or assign, subject only to reasonable limitations), or any successor statute.  Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

20.          OTHER RELIEF.

The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity, by statute or otherwise.  Landlord’s failure to take advantage of any default or breach of covenant on the part of Tenant shall not be, or be construed as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this instrument be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant of any term, covenant or condition hereof, or to exercise any rights given Landlord on account of any such default.  A waiver of a particular breach or default shall not be deemed to be a waiver of the same or any other subsequent breach or default.  The acceptance of rent hereunder shall not be, nor be construed to be, a waiver of any breach of any term, covenant or condition of this Lease.

In no event shall either party be liable to the other for any punitive or consequential damages, except in the case of a holdover pursuant to Section 29 below and nothing herein shall be construed to limit a party’s indemnification obligations under this Lease.

21.          ATTORNEYS’ FEES.

If as a result of any breach or default on the part of Tenant under this Lease Landlord uses the services of an attorney in order to secure compliance with this Lease, Tenant shall reimburse Landlord upon demand as additional rent for reasonable  attorneys’ fees and expenses incurred by Landlord, whether or not formal legal proceedings are instituted.  Should either party bring an action against the other party, by reason of or alleging the failure of the other party to comply with any or all of its obligations hereunder, or to seek enforcement of any of the terms of this Lease, whether for declaratory or other relief, then the party which prevails in such action (including those incurred in connection with any matters on appeal) shall be entitled to its reasonable attorneys’ fees, expert witness fees and disbursements, and all other reasonable costs and expenses related to such action, in addition to all

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other recovery or relief.  The “party which prevails in such action” (a) as used in the context of proceedings in the Bankruptcy Court, means the prevailing party in an adversary proceeding or contested matter, or any other action taken by the non‑bankruptcy party which is reasonably necessary to protect its rights under this Agreement, and (b) as used in the context of proceedings in any court other than the Bankruptcy Court, shall mean the party that prevails in obtaining a remedy or relief which most nearly reflects the remedy or relief which the party sought, so that, for example, the party which prevails may be a party which is ordered to pay $100 where the obligation to pay $80 was undisputed and the other party claimed that it was entitled to $1,000.

22.          NOTICES.

All approvals, consents and other notices given by Landlord or Tenant under this Lease shall be properly given only if made in writing and either deposited in the United States mail, postage prepaid, certified with return receipt requested, or delivered by hand (which may be through a messenger or recognized delivery, courier or air express service) and addressed to Landlord at the address of Landlord specified in the Basic Lease Information or at such other place as Landlord may from time to time designate in a written notice to Tenant, and addressed to Tenant at the address of Tenant specified in the Basic Lease Information and, after the Commencement Date, at the Premises, together with a copy to such other address as Tenant may from time to time designate in a written notice to Landlord.  Such approvals, consents and other notices shall be effective on the date of receipt (evidenced by the certified mail receipt), if mailed, or on the date of hand delivery, if hand delivered.  If any such approval, consent or other notice is not received or cannot be delivered due to a change in the address of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such request, approval, consent, notice or other communication shall be effective on the date delivery is attempted.  Tenant hereby appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of or occupying the Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the door of the Premises and such service shall be effective for all purposes under this Lease.  Landlord shall provide a copy of any such notices at the address indicated on the

23.          EMINENT DOMAIN.

If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or agreement in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking of a substantial portion of the Premises, Landlord shall have the right to terminate this Lease as to the balance of the Premises by giving written notice to Tenant within sixty (60) days after such date.  Common Areas taken shall be excluded from the Common Areas usable by Tenant and no reduction of base rent shall occur with respect thereto or by reason thereof.  In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or interest therein which may be paid or made in connection therewith, and, except as hereinafter expressly provided,  Tenant waives and relinquishes to Landlord any and all claims for the value of any unexpired Term of this Lease or otherwise.   Notwithstanding the foregoing, Tenant shall have the right to make a separate claim against any such condemning authority for compensation specifically and separately awarded Tenant for Tenant’s personal property and moving costs.  In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Base Rent thereafter to be paid shall be equitably reduced.  If all or any part of the Building shall be taken as a result of the exercise of the power of eminent domain, and, in the case of a partial taking, Landlord determines that the remainder of the Building is not suitable for the continued operation as a multi-tenant industrial building, Landlord shall have the right to terminate this Lease by giving written notice to Tenant within sixty (60) days of the date when the possession is required.   If all or any material part of the Premises shall be taken as a result of the exercise of the power of eminent domain, and, in the case of a partial taking, Tenant determines in tis good faith, reasonable business judgment that the remainder of the Premises is not suitable for the Permitted Use, Tenant shall have the right to terminate this Lease by giving written notice to Landlord within sixty (60) days of the date when the possession is required. Without obligation to Tenant, Landlord may agree to transfer to any condemnor all or any portion of the Project sought by such condemnor, free from this Lease and the rights of Tenant hereunder, without first requiring that any action or proceeding be instituted or, if instituted, pursued to a judgment.  Landlord and Tenant hereby waive the provisions of California Code of Civil Procedure Sections 1265.110 through 1265.160 to the extent that such provisions are inconsistent with the terms of this Lease.

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24.          LATE CHARGE/RETURNED CHECKS.

Rent or other payments due under this Lease which remain unpaid when due shall bear interest from and after the date said amount was due at the discount rate of the Federal Reserve Bank of San Francisco on the date said amount was due, plus four percent (4%) per annum, but in no event in excess of the maximum rate of interest permitted by law.  Tenant acknowledges that late payment by Tenant to Landlord of such rent or other payments will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix.  Therefore, if on more than one (1) occasion during any twelve (12) month period during the Term, any installment of rent or other payment due from Tenant is not received by Landlord by the fifth (5th) day of the month when due, Tenant shall pay to Landlord an additional sum of four percent (4%) of the overdue amount as a late charge.  Said late charge shall be due as of the sixth (6th) day of the month in question.  If any check for payment by Tenant to Landlord of Base Rent or other sums due hereunder is returned to Landlord by Tenant’s bank for any reason, a returned check charge (“NSF charge”) will be added in the amount of Fifty Dollars ($50.00), in addition to any sums due hereunder including late charges, to compensate Landlord for the costs associated with processing such dishonored check.  The parties agree that the foregoing late charges and NSF charge represent a fair and reasonable estimate of the costs Landlord will incur because of said late or dishonored payment.  Acceptance of said charges by Landlord shall not constitute a waiver of Tenant’s default for the overdue amount, nor prevent Landlord from exercising the other rights and remedies granted Landlord under this Lease.

25.          SECURITY DEPOSIT.

Intentionally omitted.

26.          SIGNAGE.

Tenant shall not place or permit to be placed any lights, decorations, banners, signs, window or door lettering, advertising media, or any other item that can be viewed from the exterior of the Premises without obtaining Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion, and shall be subject to any applicable laws and regulations of the City of Moorpark, Landlord’s signage program at the Project (if any), and any other covenants, conditions and/or restrictions affecting the Project and/or the Building.  If any such items are installed without Landlord’s consent, or are not timely removed, Landlord shall have the right (but not the obligation) to remove any or all of such items and/or repair any such damage or injury, all at Tenant’s sole cost and expense.

27.          ESTOPPEL CERTIFICATE.

Within ten (10) days after notice from Landlord, Tenant shall execute and deliver to Landlord a certificate stating (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification), (b) the date, if any, to which rental and other sums payable hereunder have been paid, (c) that no notice has been received by Tenant of any default which has not been cured, except as to defaults specified in said certificate and (d) such other matters as may be reasonably requested by Landlord.    In the event Tenant does not respond to Landlord’s request in a timely manner, Landlord may send Tenant a second notice that states that Tenant’s failure to provide the estoppel certificate to Landlord within three (3) business days after Tenant receives Landlord’s second notice shall be an Event of Default under this Lease and that such failure will be deemed an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct without exception.  Tenant’s failure to timely deliver an estoppel certificate in accordance with this Paragraph 27 shall be deemed an Event of Default in accordance with Paragraph 17 of this Lease.

28.          SURRENDER.

On or before the expiration or sooner termination of this Lease, Tenant shall remove all of Tenant’s property and all alterations, additions, fixtures and improvements therein or thereto except those which Landlord has confirmed in writing should be left in place; and fully repair any damage to the Premises, the Building or other portions of the Project caused by the removal of any of the items provided herein.  Upon the expiration or earlier termination of this Lease, Tenant shall not be required to remove any clean room laboratories which existed on the Premises upon Landlord’s initial delivery of possession thereof to Tenant, and shall not be financially responsible for Landlord’s removal of any such laboratories after the expiration or earlier termination of this Lease. Subject to the foregoing, Tenant shall surrender the Premises at the expiration or earlier termination of the tenancy herein

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created broom clean, and in the same condition as received, reasonable use and wear thereof and damage by the act of God, casualty or by the elements excepted.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall at the option of Landlord, terminate all of any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.  Tenant’s obligations under this Paragraph 28 shall survive the termination of this Lease.

29.          HOLDING OVER.

If, without objection by Landlord, Tenant holds possession of the Premises after expiration of the Term of this Lease, Tenant shall become a tenant from month to month upon the terms herein specified but at a Base Rent equal to one hundred fifty percent (150%) of the Base Rent in effect at the expiration of the Term of this Lease, payable in advance on or before the first day of each month.  Such month-to-month tenancy may be terminated by either Landlord or Tenant by giving thirty (30) days’ written notice of termination to the other at any time.  If Tenant fails to surrender the Premises upon the expiration or termination of this Lease except as hereinabove provided, Tenant hereby indemnifies and agrees to hold Landlord harmless from all costs, loss, expense or liability, including without limitation, costs, real estate brokers claims and attorneys’ fees, arising out of or in connection with any delay by Tenant in surrendering and vacating the Premises, including, without limitation, any claims made by any succeeding tenant based on any delay and any liabilities arising out of or in connection with these claims.  Nothing in this Paragraph 29 shall be deemed to permit Tenant to retain possession of the Premises after the expiration or sooner termination of the Term.

30.          SUBORDINATION.

Provided Landlord obtains from any applicable lender a commercially reasonable subordination, non-disturbance and attornment agreement which provides that Tenant’s occupancy of the Premises will not be disturbed so long as no Event of Default is continuing, this Lease shall be subordinate to any ground lease, master lease, mortgage, deed of trust, or any other hypothecation for security now or later placed upon the Building or the Project and to any advances made on the security of it or Landlord’s interest in it, and to all renewals, modifications, consolidations, replacements, and extensions of it.  However, if any mortgagee, trustee, master lease or ground lessor elects to have this Lease prior to the lien of its mortgage or deed of trust or prior to its master lease or ground lease, and gives notice of that to Tenant, this Lease shall be deemed prior to the mortgage, deed of trust, master lease or ground lease, whether this Lease is dated prior or subsequent to the date of the mortgage, deed of trust, master lease or ground lease, or the date of recording of it.  In the event any mortgage or deed of trust to which this Lease is subordinate is foreclosed or a deed in lieu of foreclosure is given to the mortgagee or beneficiary, Tenant shall attorn to the purchaser at the foreclosure sale or to the grantee under the deed in lieu of foreclosure.  In the event of termination of any master lease or ground lease to which this Lease is subordinate, Tenant shall attorn to the master lessor or ground lessor.  Tenant agrees to execute any documents, in form and substance reasonably acceptable to Tenant, required to effectuate the subordination, to make this Lease prior to the lien of any mortgage or deed of trust, master lease or ground lease, or to evidence the attornment provided such documents affirm Tenant’s tenancy of the Premises will not be disturbed so long as Tenant is not in default.

31.          INABILITY TO PERFORM.

Neither Landlord nor Tenant shall be in default hereunder nor shall Landlord be liable to Tenant or Tenant be liable to Landlord for any loss or damages if such party is unable to fulfill any of its obligations, or is delayed in doing so, if the inability or delay is caused by reason of accidents, strike, labor troubles, acts of God, or any other cause, whether similar or dissimilar, which is beyond the reasonable control of Landlord or Tenant.  The foregoing sentence shall not be deemed to apply to Tenant’s obligation to pay rent hereunder.

32.          MISCELLANEOUS.

(a)          The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  Words used in masculine gender include the feminine and neuter.  If there be more than one Tenant, the obligations hereunder imposed on Tenant shall be joint and several.  Subject to the provisions hereof relating to assignment and subletting, this Lease is intended to and does bind the heirs, executors, administrators, successors and assigns of any and all of the parties hereto.  Each provision of this Lease to be observed or performed by Tenant shall be deemed both a covenant and a condition.  Time is of the essence of this Lease.

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(b)          If Tenant is a corporation or limited liability company, Tenant and each person executing this Lease on behalf of Tenant represents and warrants to Landlord that (a) Tenant is duly incorporated or formed, as the case may be and validly existing under the laws of its state of incorporation or formation, (b) Tenant is qualified to do business in California, (c) Tenant has the full right, power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (d) each person signing this Lease on behalf of the corporation or company is duly and validly authorized to do so.    If Landlord is a corporation or limited liability company, Landlord and each person executing this Lease on behalf of Landlord represents and warrants to Tenant that (a) Landlord is duly incorporated or formed, as the case may be and validly existing under the laws of its state of incorporation or formation, (b) Landlord is qualified to do business in California, (c) Landlord has the full right, power and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder, and (d) each person signing this Lease on behalf of the corporation or company is duly and validly authorized to do so.

(c)          There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease or the Building or any other portion of the Project.  No party has been induced to enter into this Lease by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Lease.  Notwithstanding the preparation of this Lease by Landlord or its agent, all of the provisions of this Lease have been freely negotiated by the parties hereto, and each of the parties has had the opportunity to be represented by counsel in connection with the negotiation and execution of this Lease.  Accordingly, the parties agree that there shall be no presumption or implication against either party with respect to the meaning or interpretation of this Lease, and any presumption against the drafter implied by law is hereby waived.  Any amendment or modification of this Lease is ineffective to modify, waive, or terminate this Lease, in whole or in part, unless such agreement is in writing, signed by the parties to this Lease.

(d)          Any provision of this Lease which shall be held invalid, void or illegal shall in no way affect, impair or invalidate any of the other provisions hereof and such other provisions shall remain in full force and effect.

(e)          The obstruction of Tenant’s view, air, or light by any structure erected in the vicinity of the Building, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

(f)           To the extent permitted by law, Tenant hereby waives trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto on any matters whatsoever arising out of or in any way connected with this Lease.

(g)          This Lease shall be governed by the laws of the State of California applicable to transactions to be performed wholly therein.

(h)          Tenant acknowledges that the financial capability of Tenant to perform its obligations under this Lease is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of the financial statements of Tenant and any person guarantying the obligations of Tenant under this Lease delivered to Landlord prior to the Lease Effective Date, that Tenant is capable of performing such financial obligations.  If Tenant ceases filing Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K with the U.S. Securities and Exchange Commission during the Term, Landlord may request, and Tenant shall provide Landlord within ten (10) business days of Landlord’s request, Tenant’s and any such guarantor’s current financial statements, and such other information discussing the financial worth of Tenant and any such guarantor reasonably requested by Landlord, which statements and information Landlord shall use solely for purposes of this Lease and in connection with the ownership, management, financing and disposition of the Building.  Tenant hereby represents, warrants and certifies to Landlord that all financial statements delivered to Landlord by Tenant or such guarantor: (a) are true and correct in all material respects at the time delivered to Landlord, (b) are prepared in accordance with a recognized standard of accounting consistently applied that fairly presents the financial condition and results of the operations of Tenant or such guarantor, as applicable, and (c) with respect to any financial statements delivered to Landlord prior to the effective date of this Lease, are true and correct as of the effective date of this Lease.

(i)           Tenant represents, warrants and covenants that Tenant is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”), and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”), and in enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”).  Without limiting the generality of the foregoing, Tenant

AEROVIRONMENT

14501 Princeton avenue

represents, warrants and covenants that Tenant: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC pursuant to any other applicable Orders (such lists being collectively referred to as the “Lists”); (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, nor acts for or on behalf of, any person on the Lists or any other persons who have been determined by competent authority to be subject to the prohibitions contained in the Orders.  Tenant agrees to execute such certificates as may be reasonably requested by Landlord from time to time to enable Landlord to comply with the Orders and/or any anti-money laundering laws as relates to this Lease.

33.          BROKER.

Tenant represents and warrants to Landlord that Tenant has had no dealings with any broker, finder, or similar person who is or might be entitled to a commission or other fee in connection with the execution of this Lease, except for Landlord’s Broker and Tenant’s Broker.  Landlord shall pay the commission due Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement between Landlord and Landlord’s Broker.  Landlord and Tenant shall each indemnify, defend, protect and hold the other harmless from and against any and all claims and damages and for any and all costs and expenses (including reasonable attorneys’ fees and costs) resulting from claims that may be asserted against the other party by any broker, agent or finder not disclosed herein.

34.          ROOF EQUIPMENT.

Subject to Landlord’s approval of the plans and specifications related thereto, Landlord shall permit Tenant to install, operate, maintain and remove at Tenant’s sole expense one or more satellite dishes, cellular antennae related equipment (each, “Rooftop Equipment”) on the roof of the Building, all in locations mutually acceptable to Landlord and Tenant.  Any such Rooftop Equipment installed pursuant to this Section shall be so installed in an aesthetically pleasing manner and Tenant shall exercise all reasonable steps to shield or screen such items from public view so as to minimize any risks that the items create or constitute a nuisance.    Landlord and Tenant agree that the Rooftop Equipment shall constitute an Alteration; provided, however, that notwithstanding anything to the contrary in this Lease, (i) removal of the Rooftop Equipment at the end of the Lease Term shall be governed by the terms of this Section 34;  (ii) Landlord shall not be required to maintain property insurance covering loss of the Rooftop Equipment; and (iii) Tenant shall not be required to pay any supervisory or other construction fee to Landlord or Landlord’s property manager in connection with installation or removal of the Rooftop Equipment.  Landlord makes no warranties or representations to Tenant as to the permissibility of Rooftop Equipment on the Building under Applicable Laws.  In no event shall installation of Rooftop Equipment require any roof penetrations or void any roof warranty.  Upon the expiration or earlier termination of this Lease, at Tenant’s sole cost and expense, Tenant shall remove or cause to be removed the Rooftop Equipment and repair or cause to be repaired any damage caused by such removal.

Without limiting the terms of any other indemnity set forth in this Lease, Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, contractors and representatives, harmless from and against any and all cost, claims, damages (including, but not limited to, any damage to the Building, the roof or Landlord's property), causes of action and liability which may arise by reason of any occurrence attributable to or arising out of Tenant's installation, maintenance, repair, operation or removal of any Rooftop Equipment, including without limitation, any claim or cause of action for injury to or death of any person or damage to any property arising therefrom and Tenant agrees to defend any claim or demand against Landlord, its agents or employees arising out of any such occurrence. Tenant shall, upon thirty (30) days prior written notice from Landlord, reimburse Landlord for all costs and expenses incurred by Landlord as a result of Tenant's operation of any Rooftop Equipment, including damages to the Building and the furnishing of electric power for the operation of the same.

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AEROVIRONMENT

14501 Princeton avenue

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

TENANT:		LANDLORD:

AEROVIRONMENT, INC.,		PRINCETON AVENUE HOLDINGS, LLC,
a Delaware corporation		a California limited liability company

By:	/s/ Kirk J. Flittie	By:	Nearon Enterprises,
Name:	Kirk J. Flittie		a California corporation
Its:	VP & GM, UAS	Its:	Designated Manager

		By:	/s/ Anthony Perino
Anthony Perino, President

AEROVIRONMENT

14501 Princeton avenue

EXHIBIT A-1

SITE PLAN

A-1-1

AEROVIRONMENT

14501 Princeton avenue

EXHIBIT A-2

PREMISES PLAN

A-2-1

A-2-2

EXHIBIT B

OPERATING EXPENSES AND TAXES

A.           As used in this Lease, “Operating Expenses” shall mean, without duplication, all costs and expenses paid or incurred by Landlord in connection with the ownership, management, operation, maintenance and repair of the Building and/or the Project (individually and collectively, as used in this Exhibit, the “Building”), and in providing services in accordance with this Lease, including the following:  salaries, wages, other compensation, taxes and benefits (including payroll, social security, workers’ compensation, unemployment, disability and similar taxes and payments) for all personnel engaged in the management, operation, maintenance or repair of the Building; uniforms provided to such personnel; premiums and other charges for all property, earthquake, rental value, liability and other insurance carried by Landlord, together with the amount of any deductible under such policy; water and sewer charges or fees; license, permit and inspection fees; electricity, water, heating, ventilation, air conditioning, gas, fuel, steam and other utilities; sales, use and excise taxes on goods and services purchased by Landlord; telephone, delivery, postage, stationery supplies and other expenses; management fees (not to exceed 2.5% of then applicable Base Rent) and expenses; repairs to and maintenance of the Building (including the contribution to and replenishment of reserves maintained by Landlord for the payment of such expenses), including Building Systems and accessories thereto and repair and replacement of worn out or broken equipment, facilities, parts and installations; window cleaning, security, guard, extermination, water treatment, garbage and waste disposal, rubbish removal, plumbing and other services; inspection or service contracts for electrical, mechanical and other Building equipment and systems; supplies, tools, materials and equipment; accounting, legal and other professional fees and expenses (excluding legal fees, accounting, and other professional fees and expenses incurred by Landlord relating to disputes with specific tenants or the negotiation, interpretation or enforcement of specific leases); painting of any of the public or Common Areas of the Project, including, without limitation, the Building exterior and any interior portions thereof, and the cost of maintaining the sidewalks, landscaping and other common areas of the Project; the cost of parking area repair, restoration and maintenance, including, without limitation, resurfacing, restriping and cleaning; the cost, amortized over the useful life as reasonably determined by Landlord, according to generally accepted accounting principles, of all furniture, fixtures, draperies, carpeting and personal property furnished by Landlord in the Common Areas or in the Building office (if any); all costs and expenses resulting from compliance with any laws, ordinances, rules, regulations or orders applicable to the Building; all costs and expenses of contesting by appropriate legal proceedings brought in good faith on any matter concerning the amount or validity of any Property Taxes; the cost, reasonably amortized as determined by Landlord, according to generally accepted accounting principles, of all capital improvements made to the Building to reduce any item of Operating Expenses, or that constitute a replacement of a Building System, or that are required by any law, ordinance, rule, regulation or order; charges and assessments on the Project pursuant to any applicable covenants, conditions and restrictions encumbering the Project; and such other usual costs and expenses which are paid by other landlords for the on-site operation, servicing, maintenance and repair of comparable industrial buildings in the Ventura County, California area.  Any capital expenses incurred by Landlord in connection with the foregoing shall be amortized on a straight-line basis over the useful life of the relevant item in accordance with generally accepted accounting principles, consistently applied, and as generally practiced in the real estate industry (“GAAP”).

Notwithstanding anything contained in the Lease or the foregoing list of Operating Expenses, no expenses incurred for the following shall be included in Operating Expenses for any expense year:  Property Taxes; depreciation on the Building (except as described above) costs of tenants’ improvements (including permit, license and inspection fees); real estate brokers’ commissions, interest, payments of loan principal and expenses related to a financing or refinancing of the Building; the cost of services provided to tenants materially in excess of services customarily provided to Tenant, whether or not Landlord is entitled to reimbursement therefor; Landlord’s legal costs and expenses in connection with any lease dispute, or litigation with any tenant, or Landlord’s costs in maintaining Landlord’s corporate or limited liability company status; expenses for which Landlord is reimbursed or indemnified (either by an insurer, condemnor, tenant or otherwise); expenses incurred in leasing or procuring tenants (including, without limitation, lease commissions, legal expenses, and expenses of renovating space for tenants); interest on, and amortization of, mortgages or deeds of trust; any rents under any ground, overriding and/or underlying leases; costs of selling, financing and/or mortgaging any of Landlord’s interest in the Building or Project including, without limitation, mortgage or recording taxes, points, commissions, legal fees and commitment fees; any sums paid to a person, firm, corporation or other entity related to Landlord which are in excess of the market amount; compensation, bonuses, salaries, administrative wages and benefits of officers, directors, and executive personnel, property manager and leasing agents of Landlord or personnel of Landlord above the level of Building manager; legal and other professional fees, court costs, and other expenses incurred in preparing, negotiating and executing leases, amendments, terminations and extensions or in resolving any disputes with tenants or other occupants or enforcing lease obligations; auditing fees other than auditing fees in connection with the preparation of statements required to reconcile Operating Expenses; cost of any work or service performed for any specific tenant (including Tenant) at such tenant's cost; and/or charges for electricity, HVAC, any other utilities or for janitorial or cleaning for which Landlord is entitled to reimbursement from any specific tenant other than through Operating Expenses; services or benefits provided to some tenants but not to Tenant; the costs of developing the site or correcting defects and/or latent defects in the original construction of the Building or in the Building equipment and/or costs to correct any damage caused by subsurface or soil conditions; cost of any repair made by Landlord to remedy damage caused by, or resulting from the gross negligence or willful or intentional acts of Landlord, its agents, servants, contractors, or employees; costs to remove asbestos or Hazardous Materials (as defined by all applicable environmental laws) from the Building except for routine removal of Hazardous Materials commonly present in a Building comparable to that of the Building, such as but not limited to office and cleaning supplies and motor oil deposits; the cost of any additions to the Building; costs to retrofit or reinforce the Building or the Premises to comply with existing (as of the Effective Date) laws, rules, codes or regulation related to earthquake safety, floor control and/or handicapped access; fines or penalties incurred by Landlord due to Landlord's violation of any applicable governmental Law, requirement or order; any late fees, penalties, interest charges or similar fees incurred by Landlord; except to the extent permitted in the preceding paragraph, lease payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased; the cost of complying with the Americans With Disabilities Act in effect (and as interpreted) as of the Effective Date, whether such costs are classified as capital items or expenses under generally accepted accounting principles; charitable or political contributions; gift and corporate taxes of Landlord; and capital expenditures as determined in accordance with GAAP, including, but not limited to, costs incurred by Landlord for improvements or replacements (including structural additions), repairs, equipment and tools which are of a “capital” nature and/or which are considered “capital” improvements or replacements under GAAP, except as otherwise provided in paragraph A above.

B.           Actual Operating Expenses for each calendar year shall be adjusted, if necessary, to equal Landlord’s reasonable estimate of Operating Expenses for a full calendar year with the total area of the Building occupied during such full calendar year; provided, however, Landlord shall not in any year collect in excess of one hundred percent (100%) of the actual Operating Expenses paid or incurred by Landlord in any calendar year.

C.           Landlord reserves the right to, in good faith, establish classifications for the equitable allocation of Operating Expenses that are incurred for the direct benefit of specific types of tenants or users in the Building (“Cost Pools”).  Landlord’s reasonable determination of such allocations in a manner consistent with the terms and conditions of this section shall be final and binding on Tenant.  Tenant acknowledges that the allocation of Operating Expenses among Cost Pools does not affect all Operating Expenses, and is limited to specific items that are incurred or provided to tenants of Cost Pools which Landlord determines, in good faith, it would be inequitable to share, in whole or in part, among tenants of other Cost Pools in the Building.

D.           As used in this Lease, “Property Taxes” shall mean all taxes, assessments, excises, levies, fees and charges (and any tax, assessment, excise, levy, fee or charge levied wholly or partly in lieu thereof or as a substitute therefor or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, that are levied, assessed, charged, confirmed or imposed by any public or government authority on or against, or otherwise with respect to, the Building or any part thereof or any personal property used in connection with the Building, or any charge or fee imposed by any federal, state or local government, district or agency for fire protection, public transportation, housing, trash removal, sidewalk, street maintenance or other public service(s).  Property Taxes shall not include net income (measured by the income of Landlord from all sources or from sources other than solely rent), franchise, documentary transfer, inheritance or capital stock taxes of Landlord, unless levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any Property Taxes.

E.           In addition to all rent and other charges to be paid by Tenant under the Lease, Tenant shall reimburse Landlord upon demand for all taxes, assessments, excises, levies, fees and charges including all payments related to the cost of providing facilities or services, whether or not now customary or within the contemplation of Landlord and Tenant, that are payable by Landlord and levied, assessed, charged, confirmed or imposed by any public or government authority upon, or measured by, or reasonably attributable to (i) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord, (ii) any rent payable under this Lease, including any gross income tax or excise tax levied by any public or government authority with respect to the receipt of any such rent, (iii) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or (iv) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.  All taxes, assessments, excises, levies, fees and charges payable by Tenant under this Exhibit shall be deemed to be, and shall be paid as, additional rent.

EXHIBIT C

RULES AND REGULATIONS OF

14501 PRINCETON AVENUE, MOORPARK, CA

ROOF

Neither Tenant nor any agent, employee, contractor, invitee or licensee of Tenant shall go upon the roof of the Building, except as permitted by Landlord in accordance with the Lease.

SIGNS

No sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted, affixed or otherwise displayed by Tenant on any part of the Building or the Premises without the prior written consent of Landlord.  Landlord will adopt and furnish to tenants general guidelines relating to signs inside the Building.  Tenant agrees to conform to such guidelines.  All approved signs or lettering shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord.

KEYS

Landlord will furnish Tenant without charge with two (2) keys to each door lock provided in the Premises by Landlord.  Landlord may make a reasonable charge for any additional keys.  Tenant, upon the termination of this Lease, shall deliver to Landlord all keys to doors in the Building.

NO NUISANCES

Tenant shall not use or keep in the premises or the building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation or maintenance of tenant’s equipment.  Tenant shall not use any method of heating or air conditioning other than that supplied by landlord.  Tenant shall not use or keep or permit to be used or kept any foul or noxious gas or substance in the premises, or permit or suffer the premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, or interfere in any way with other tenants or those having business in the Building, nor shall any animals be brought or kept in the premises or the Building (other than service animals).

ACCESS TO BUILDING

In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.  Tenant assumes all risks from theft or vandalism and agrees to keep the Premises locked as may be required.

USE OF NAME OF BUILDING

Tenant shall not use the name of the Building for any purpose other than as an address of the business to be conducted by Tenant in the Premises.  Landlord shall have the right to change the name, address or title of the Project or the Building.

BATHROOMS

The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be paid by Tenant if caused by Tenant or its agents, employees, contractors, invitees or licensees.

TRASH REMOVAL

Tenant shall not make, suffer or permit litter, except in appropriate receptacles for that purpose.  Tenant shall store all its trash and garbage within the Premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of industrial building trash and garbage in the city or county in which the Building is located without being in violation of any law or ordinance governing such disposal.  Tenant shall crush and flatten all boxes, cartons and containers.  Tenant shall pay extra charges for any unusual trash disposal.

NO SOLICITING

Canvassing, soliciting, distribution of handbills or any other written material and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

NO SMOKING

There shall be NO SMOKING in the Building or in the immediate area of the entrances to the Building as designated by Landlord.

PARKING RULES

1.            Tenant shall use the parking facilities of the Project only for the parking of automobiles used by Tenant’s employees while the employees are working in the Premises and for use by Tenant’s licensees and invitees while visiting the Premises.  Except as expressly designated in writing by Landlord, parking is on an unreserved, first-come basis.

2.            Automobile parking areas (except as provided below) shall be used only for parking by vehicles no longer than full size, passenger automobiles herein called “Permitted Size Vehicles”.  Vehicles other than Permitted Size Vehicles are herein referred to as “Oversized Vehicles”.  Tenant shall be permitted to park Oversized Vehicles used in Tenant’s business in the automobile parking areas, subject to reasonable limitations of such parking as designated by Landlord.

3.            Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.

4.            Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle.  Landlord is not responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking facilities.  The release provision contained in Paragraph 14(f) of this Lease is expressly made applicable to Tenant’s use of the parking facilities and any occurrences therein and in the driveway access and entrances thereto.

5.            The maintenance, washing, waxing or cleaning of vehicles in the parking areas or anywhere on the property is prohibited.

6.            Tenant shall be responsible for ensuring that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws and agreements.

7.            Parking herein provided is intended as a license only and no bailment is intended or shall be created hereby.

8.            Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

9.            Landlord reserves the right to modify these rules and/or adopt such other reasonable and nondiscriminatory rules and regulations as it may deem necessary for the proper operation of the parking facilities.

WAIVER

Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building in a uniform and non-discriminatory manner.

LIFE SAFETY

Tenant shall comply with all safety, fire protection and evacuation regulations established by Landlord or any applicable governmental agency.

SUPPLEMENTAL TO LEASE

These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants of this Lease.

EXHIBIT D

WORK LETTER

This Work Letter sets forth the agreement of Landlord and Tenant with respect to the improvements to be constructed in the Premises.  All defined terms used herein shall have the meaning set forth in the Lease, unless otherwise defined in this Work Letter.

1.            Landlord’s Work.

(a)          Landlord shall deliver the Premises to Tenant upon Substantial Completion of the Landlord’s Work (as defined below).  The term “Substantially Completed” or “Substantial Completion” as used in the Lease or this Work Letter shall mean Landlord has sufficiently completed all the work required to be performed by Landlord in accordance with this Work Letter (except standard punchlist items, which Landlord shall thereafter promptly complete after receipt of written notice thereof from Tenant received within thirty (30) days after the Commencement Date) such that Tenant can conduct normal business operations from the Premises.  The Landlord’s Work shall be comprised of (i) the improvements (the “Base Landlord Work”) identified in that certain space plan (the “Base Landlord Work Space Plan”), a copy of which is attached as Exhibit D-1 (and which, for avoidance of doubt, include, without limitation, HVAC for the warehouse, five (5) private offices on the first floor of the Premises, and the epoxy finish on the warehouse floor), and (ii) the improvements identified in that certain space plan (the “Full Scope Space Plan” and referred to collectively with the Base Landlord Work Space Plan as the “Space Plan”), a copy of which is attached as Exhibit D-2, which are in addition to the Base Landlord Work and which Tenant elects pursuant to Section 1(b) below to cause Landlord to complete (such additional improvements, the “Supplemental Landlord Work”).  Except as otherwise noted in the Space Plan, Landlord shall utilize Building Standard materials for improvement to the Premises.  Landlord shall perform and commence work on the Landlord’s Work through an architect and contractors acceptable to Landlord in its sole discretion.  As used herein, the term “Building Standard” refers to the materials maintained in stock by Landlord for use in the improvements of tenant space in the Building.  The parties acknowledge and agree that the Landlord’s Work constitutes all of the work required to enable Tenant to occupy, and operate its business in, the Premises.

(b)          Landlord will perform, at its sole cost and expense, the Base Landlord Work.  Within five (5) business days of the Effective Date of the Lease, Tenant shall provide written notice to Landlord of the Supplemental Landlord Work which Tenant elects for Landlord to construct; provided that Tenant may modify its election of Supplemental Landlord Work to be performed by adding or deleting therefrom until Construction Drawings have been approved pursuant to Section 2 below, and any modifications thereafter to the Supplemental Landlord Work shall constitute a Tenant Delay pursuant to Section 4 below.  As part of the Landlord’s Work, Landlord will also perform, at its sole cost and expense, the Supplemental Landlord Work, provided however, that all costs attributable to such Supplemental Landlord Work shall be reimbursed by Tenant within thirty (30) days of receipt from Landlord of invoice therefore (and reasonable evidence of such costs), except that Tenant shall not be responsible to reimburse Landlord for the cost of architectural plans, engineering plans and permits attributable to the Supplemental Landlord Work, and Tenant may, by delivery of written notice to Landlord, elect to apply all or a portion of the TI Reimbursement (as set forth under Section 13(e) of the Lease) towards Tenant’s reimbursement obligations for the Supplemental Landlord Work.

2.            Plans.

(a)          Landlord shall deliver to Tenant construction drawings which incorporate and are consistent with the Space Plan, and which show in detail the intended design, construction and finishing of all portions of the Landlord’s Work (collectively, the “Construction Drawings”).  Within five (5) business days after Tenant’s receipt of the Construction Drawings, Tenant shall either approve or disapprove the Construction Drawings, which approval shall not be unreasonably withheld.  Tenant’s failure to approve or disapprove the Construction Drawings within such 5 business-day period shall be deemed to constitute Tenant’s approval of the Construction Drawings.  If Tenant disapproves the Construction Drawings, then Tenant shall state in reasonable detail the changes which Tenant requires to be made thereto.  Landlord shall submit to Tenant revised Construction Drawings within five (5) business days after Landlord’s receipt of Tenant’s disapproval notice.  Tenant shall give Landlord written notice of its approval or disapproval of the revised Construction Drawings within two business (2)

D-1

days after the date of Tenant’s receipt thereof.  Tenant’s failure to approve or disapprove the revised Construction Drawings within such 2 business-day period shall be deemed to constitute Tenant’s approval of the revised Construction Drawings.  If Tenant disapproves the revised Construction Drawings, then Landlord and Tenant shall continue to follow the procedures set forth in this Paragraph 2(a) until Landlord and Tenant reasonably approve such Construction Drawings in accordance with this Paragraph 4(a);  provided, however, that notwithstanding anything to the contrary set forth above in this Paragraph 2(a), if Landlord and Tenant have not mutually approved the Construction Drawings within two business (2) days after Landlord’s delivery of the third (3rd) iteration of the same to Tenant, or within thirty (30) calendar days after Landlord delivers the initial set of Construction Drawings to Tenant (whichever is sooner), then Landlord may, in its sole discretion, elect to terminate this Lease by giving written notice of such election to Tenant at any time thereafter.

(b)          After Landlord and Tenant have mutually approved the Construction Drawings pursuant to Paragraph 2(a) above, Landlord shall apply, or cause its architect to apply, for applicable permits.  Notwithstanding anything to the contrary set forth above in this Paragraph 2(b), if Architect is unable to obtain the Permits within sixty (60) days after Landlord and Tenant have mutually approved the Construction Drawings despite Architect’s good faith and diligent efforts, then Landlord may elect to terminate this Lease by giving written notice of such election to Tenant at any time thereafter.

3.            Early Access. Provided that Tenant, its employees, contractors and agents do not interfere with, or delay, the Landlord’s construction of the Landlord’s Work, Landlord shall allow Tenant access to the Premises commencing as of the execution and delivery of this Lease by both parties for the purpose of Tenant performing any building design, permitting and preparation prior to occupancy.  Prior to Tenant’s entry into the Premises as permitted by the terms of this paragraph, Tenant shall submit a schedule to Landlord for its approval, which schedule shall detail the timing and purpose of Tenant’s entry, and shall deliver evidence of insurance coverage as required of Tenant under this Lease.  Tenant’s early access onto the Premises under this Paragraph 3 shall be subject to all terms and conditions of this Lease (including without limitation all insurance and indemnity obligations), except for the payment of Rent.

4.            Tenant Delay.  In the event of any Tenant Delays (as that term is hereinafter defined), the Commencement Date of the Lease shall be determined based on the date Landlord in good faith determines it would have substantially completed the Landlord’s Work without the delays attributable to Tenant Delays.  As used herein, the term “Tenant Delays” shall mean any delay that Landlord may encounter in the performance of Landlord’s obligations under this Work Letter or the Lease to construct the Landlord’s Work because of any act or omission of any nature by Tenant or its employees, contractors or agents, including, without limitation, delays resulting from changes in or additions to the plans for the Landlord’s Work; delays resulting from Tenant’s election to include in the Landlord’s Work the construction of offices within the warehouse portion of the Premises; delays due to the failure to promptly give authorizations or approvals of the Construction Drawings or any other matter required to enable Landlord to proceed with any work; delays resulting from interference by Tenant, its employees, contractors or agents with Landlord’s performance of the Landlord’s Work.

D-2

EXHIBIT D-1

BASE LANDLORD WORK SPACE PLAN

[redacted]

proposed landlord scope - first floor plan

scale: 1/16" = 1'-0"

NORTH

tenant improvement

AeroVironment

1501 Princeton Avenue

Moorpark, California

APN: 513-0-010-255

D-1-1

NOT A PART
NOT A PART

proposed landlord scope - second floor plan

scale: 1/16" = 1'-0"

NORTH

tenant improvement

AeroVironment

14501 Princeton Avenue

Moorpark, California

APN: 513-0-010-255

D-1-2

D-1-3

D-1-4

EXHIBIT D-2

FULL SCOPE SPACE PLAN

NOT A PART
NOT A PART

[redacted]

proposed first floor plan

scale. 1/16" = 1'-0"

NORTH

tenant improvement

AeroVironment

14501 Princeton Avenue
Moorpark, California
APN 513-0-010-255

D-2-1

NOT A PART
NOT A PART

proposed second floor plan

scale: 1/16" = 1'-0"

NORTH

tenant improvement

AeroVironment

14501 Princeton Avenue
Moorpark, California
APN: 513-0-010-255

ap2

D-2-2

D-2-3

D-2-4

EXHIBIT E

COMMENCEMENT LETTER

________, 20__

_____________________
_____________________

_____________________

Re:         Lease dated __________ ___, 201_ (“Lease”), by and between Princeton Avenue Holdings, a California limited liability company (“Landlord”), and Aerovironment, Inc., a Delaware corporation (“Tenant”), with respect to 14501 Princeton Avenue, Moorpark, California (“Premises”)

Dear Tenant:

In accordance with the terms and conditions of the above referenced Lease, Tenant hereby accepts possession of the Premises and agrees as follows:

Commencement Date of the Lease: _______, 20__;

Expiration Date of the Lease: _______, 20__.

Please acknowledge your acceptance of possession of the Premises and agreement to the terms set forth above by signing all three (3) copies of this Commencement Letter in the space provided and returning two (2) fully executed copies of the same to my attention.

Sincerely,

PRINCETON AVENUE HOLDINGS, LLC,
a California limited liability company
By:	Nearon Enterprises,
a California corporation
Its:	Designated Manager
By:
Anthony Perino, President

AGREED AND ACCEPTED:

AEROVIRONMENT, INC.,
a Delaware corporation

By:
Name:
Its:

E-1

RIDER NO. 1 TO LEASE

14501 PRINCETON AVENUE, MOORPARK, CA

This Rider No. 1 to Lease is attached to and incorporated by reference into that certain Lease, dated March 28,  2018, entered into by and between Princeton Avenue Holdings, LLC, a California limited liability company, as Landlord, and Aerovironment, Inc., a Delaware corporation, as Tenant (the “Lease”).  Landlord and Tenant hereby amend and supplement the Lease as hereinafter set forth.  In the event of any conflict or inconsistency between the Lease and this Rider, the terms of this Rider shall control and prevail.  Capitalized terms used herein and not otherwise defined shall have the meaning given said terms in the Lease.

35.          EARLY TERMINATION.

Tenant shall have the option (“Termination Option”) to terminate this Lease effective upon the last day of the thirty ninth (39th) full calendar month of the Term only (the “Termination Date”).  In order to exercise the Termination Option, Tenant must fully and completely satisfy each and every one of the following conditions:  (a) Tenant must give Landlord written notice (“Termination Notice”) at least six (6) months prior to the Termination Date, (b) at the time of the Termination Notice, no Event of Default shall exist under this Lease, nor shall any circumstance exist that, with the giving of notice, the passage of time, or both, would constitute an Event of Default under this Lease, and (c) concurrently with Tenant’s delivery of the Termination Notice to Landlord, Tenant shall pay to Landlord a termination fee (“Termination Fee”) equal to Six Hundred Thousand and 00/100 Dollars ($600,000.00).  Tenant’s failure to deliver the Termination Fee concurrently with the Termination Notice shall render the Termination Notice and the Termination Option null and void and this Lease shall continue in full force and effect.  Tenant’s rights granted under this Paragraph 35 are personal to the original Tenant signatory to this Lease and any Permitted Transferee, and shall not be assigned to nor inure to the benefit of any other party.

36.      EXTENSION OPTION.

Tenant shall have the right to extend the Term of this Lease (the “Extension Option”), for one (1) thirty six (36) month period (the “Extension Term”) if Tenant (i) gives Landlord written notice of such election (the “Option Notice”) not earlier than eighteen (18) months, and not later than twelve (12) months, before the expiration of the original or then current Term of this Lease; (ii) is not in default beyond any applicable cure periods under any provision of this Lease on the date of giving the Option Notice; and (iii) is not in default beyond any applicable cure periods of any provision of this Lease on the date of the expiration of the original or then current Term of this Lease.  The foregoing conditions are for the sole benefit of Landlord, and Landlord, alone, shall have the right in its sole and absolute discretion to insist on strict observance with the foregoing conditions or to waive any of the foregoing conditions.  All of the terms and conditions of this Lease shall apply during the Extension Term (other than the further right to extend the Term, and any obligation to construct Landlord’s Work provided in this Lease, which shall be inapplicable).  The Base Rent for the first year of the Extension Term shall equal one hundred two point five percent (102.5%) of the then current Base Rent being paid under this Lease, and shall increase annually thereafter by two point five percent (2.5%).  The foregoing Extension Option is personal to the named Tenant under this Lease, and shall not inure to the benefit of any assignee or subtenant other than a Permitted Transferee.  The Extension Option shall be void and of no further effect if at any time the named Tenant under this Lease assigns this Lease or subleases any portion of the Premises to any entity other than a Permitted Transferee.

AEROVIRONMENT

14501 Princeton avenue